Exhibit 10.13

LIMITED PARTNERSHIP AGREEMENT

OF

PRIMESTAR FUND I, L.P.

A DELAWARE LIMITED PARTNERSHIP

DATED AS OF NOVEMBER 8, 2012

Section 1.	Definitions	1

Section 2.	Organization of the Partnership	1

2.1.	Name	1

2.2.	Place of Registered Office; Registered Agent	1

2.3.	Principal Office	2

2.4.	Filings	2

2.5.	Term	2

2.6.	Expenses of the Partners	2

Section 3.	Purpose	2

3.1.	Partnership Purpose	2

3.2.	Subsidiaries	3

Section 4.	Intentionally Omitted	3

Section 5.	Capital Contributions, Percentage Interests and Capital Accounts	3

5.1.	Initial Capital Contributions	3

5.2.	Additional Capital Contributions	3

5.3.	Percentage Ownership Interest	6

5.4.	Return of Capital Contribution	7

5.5.	No Interest on Capital	7

5.6.	Capital Accounts	7

5.7.	New Partners	8

5.8.	Equity Commitment	8

Section 6.	Distributions	8

6.1.	Distribution of Distributable Funds	8

6.2.	Certain Distribution Exceptions	9

6.3.	Tax Distribution	10

6.4.	Adjustments to Management Incentive Distributions	10

6.5.	Distributions Related to Rental Pool	11

6.6.	Distributions in Kind of Non-Rental Pool Property	11

Section 7.	Allocations	12

7.1.	Allocation of Net Income and Net Losses	12

7.2.	Special Allocations	12

7.3.	Changes in Proportionate Interests	14

7.4.	U.S. Tax Allocations	14

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Section 8.	Books, Records, Tax Matters and Bank Accounts	14

8.1.	Books and Records	14

8.2.	Reports and Financial Statements	15

8.3.	Tax Matters Partner	15

8.4.	Bank Accounts	15

8.5.	Tax Returns	15

8.6.	Background Checks	16

Section 9.	Management and Operations	16

9.1.	Management	16

9.2.	Rental Pool	16

9.3.	Annual Business Plan	18

9.4.	Implementation of Plan	18

9.5.	Affiliate Transactions	18

9.6.	Assets Held by Subsidiaries	18

9.7.	Investment	18

9.8.	Limitation on Actions of Partners; Binding Authority	19

9.9.	Organization of JVP	19

9.10.	Asset Management	20

9.11.	Operation in Accordance with REIT Requirements	21

9.12.	FCPA/OFAC	22

9.13.	Crime Policy; Errors and Omissions Policy	23

9.14.	Guaranties	23

Section 10.	Confidentiality	24

Section 11.	Representations and Warranties	25

11.1.	In General	25

11.2.	Representations and Warranties	25

Section 12.	Sale, Assignment, Transfer or other Disposition	28

12.1.	Prohibited Transfers	28

12.2.	Affiliate Transfers	28

12.3.	Admission of Transferee	29

12.4.	Withdrawals	30

Section 13.	Dissolution	30

13.1.	Limitations	30

13.2.	Exclusive Events Requiring Dissolution	30

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13.3.	Liquidation	30

13.4.	Continuation of the Partnership	31

Section 14.	Indemnification	31

14.1.	Exculpation of Partners	31

14.2.	Indemnification by Partnership	31

14.3.	Indemnification by Partners for Misconduct	32

14.4.	General Indemnification by the Partners	33

14.5.	Rental Pool Indemnification	33

14.6.	Pledge of JVP Interest	34

Section 15.	Miscellaneous	34

15.1.	Notices	34

15.2.	Governing Law	36

15.3.	Successors	37

15.4.	Pronouns	37

15.5.	Table of Contents and Captions Not Part of Agreement	37

15.6.	Severability	37

15.7.	Counterparts	37

15.8.	Entire Agreement and Amendment	37

15.9.	Further Assurances	37

15.10.	No Third Party Rights	38

15.11.	Incorporation by Reference	38

15.12.	Limitation on Liability	38

15.13.	Remedies Cumulative	38

15.14.	No Waiver	38

15.15.	Limitation On Use of Names	39

15.16.	Publicly Traded Partnership Provision	39

15.17.	Uniform Commercial Code	39

15.18.	Public Announcements	39

15.19.	No Construction Against Drafter	40

15.20.	Insurance	40

15.21.	Conflict Matters	40

15.22.	Arbitration	40

iii

LIMITED PARTNERSHIP AGREEMENT
OF

PRIMESTAR FUND I, L.P.

THIS LIMITED PARTNERSHIP AGREEMENT of PrimeStar Fund I, L.P. (this “Agreement”) is made and is effective as of November 8, 2012 (the “Effective Date”), by and between SRP PrimeStar, L.L.C., a Delaware limited liability company, as a limited partner (“Starwood”), Prime Asset Fund VI, LLC, a Delaware limited liability company, as a limited partner (“JVP”), and PrimeStar Fund I GP, L.L.C., a Delaware limited liability company, as a general partner (“PSF I GP”). Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement.

W I T N E S S E T H:

WHEREAS, the Partners have formed the Partnership pursuant to the Act;

WHEREAS, the Partners desire to participate in the Partnership for the purposes described herein; and

WHEREAS, the Partners deem a limited partnership agreement to be necessary and advisable to set out their agreement as to the conduct of business and the affairs of the Partnership, and desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                                   Definitions. Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement (including, without limitation, Exhibit B).

Section 2.                                                   Organization of the Partnership.

2.1.                            Name.  The name of the Partnership is “PrimeStar Fund I, L.P.”.  The business and affairs of the Partnership shall be conducted under such name or such other name as the Partners deem necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Partnership may elect to do business, subject in all events to approval by the General Partner.

2.2.                            Place of Registered Office; Registered Agent.  The address of the registered office of the Partnership in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.  The General Partner may at any time on five (5) days’ prior notice to all Partners change the location of the Partnership’s registered office or change the registered agent. The registered agent will be instructed to notify the General Partner (which as of the date hereof is PSF I GP, whose address for notice purposes is set forth in Section 15.1) upon receipt of any legal process of notice. The General Partner shall keep the other Partners informed of legal notices and other material notices received by the General Partner on behalf of the Partnership outside the ordinary course of business, and shall deliver to any Partner upon request copies of notices of legal process and other material notices.

2.3.                            Principal Office.  The principal address of the Partnership shall be c/o Starwood Property Trust, Inc., 591 W. Putnam Avenue, Greenwich, Connecticut 06830 and the principal office of the Partnership shall be the principal office of the General Partner (which as of the date hereof is PSF I GP, whose address for notice purposes is set forth in Section 15.1), or, in each such case, at such other place or places as may be determined by the General Partner from time to time.

2.4.                            Filings. On or before execution of this Agreement, an authorized person within the meaning of the Act shall have duly filed or caused to be filed the Certificate of Limited Partnership of the Partnership with the office of the Secretary of State of Delaware, as provided in Section 17-201 of the Act, and the Partners hereby ratify such filing. The General Partner shall use all reasonable efforts to cause to be filed such filings, and to take such other actions as may be necessary, to maintain the status of the Partnership as a limited partnership under the laws of State of Delaware and as otherwise required under the Act and applicable law to register or qualify the Partnership and the Subsidiaries to conduct the business contemplated by this Agreement (including any required publication). Notwithstanding anything contained herein to the contrary, the Partnership shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Partners under the Act or this Agreement.

2.5.                            Term. The Partnership shall continue in existence from the date hereof in perpetuity, or until the Partnership is dissolved as provided in Section 13 or sooner terminated by the General Partner, whichever shall occur earlier.

2.6.                            Expenses of the Partners.  Except as hereinafter provided in this Agreement, all third party expenses incurred by a Partner or its Affiliates on behalf of or relating to the Partnership, any Subsidiary or any Property (including legal fees incurred in preparing and negotiating this Agreement and the Letter of Intent) shall be borne solely by such Partner or such Affiliates. Notwithstanding the foregoing, the Partnership shall reimburse the General Partner, or Starwood directly, if so requested by Starwood, for on-going Investment Maintenance Costs incurred by Starwood or its Affiliates, as provided in the annual Budget, in an amount not to exceed $25,000 per annum, provided such third party expenses are without duplication of any other amounts paid as reimbursements by the Partnership (or any Subsidiary). In addition to, but without overlap or double counting of, the foregoing, the Partnership shall reimburse General Partner for any actual third-party out-of-pocket costs incurred by General Partner in connection with maintaining its existence and otherwise exercising its duties as general partner in the Partnership, such as legal fees and expenses (including, without limitation, fees and expenses of Rinaldi, Finkelstein & Franklin, LLC and Sidley Austin LLP), accounting fees and expenses and delivery/mailing/notice costs.

Section 3.                                                   Purpose.

3.1.                                    Partnership Purpose. The purpose of the Partnership, subject in each case to the terms hereof, shall be, directly or indirectly, through Subsidiaries or otherwise, to pursue, acquire and hold (a) pools or groups of mortgage loans (individually and collectively, the “Loans”) secured by residential real property (collectively, the “Collateral”), (b) residential real property which has been purchased by the Partnership (or a Subsidiary) or acquired through foreclosure, deed-in-lieu of foreclosure or other similar process or exercise of rights (the “REO”), and (c) to engage in all business activities of any nature relating to, or involving any or all of the foregoing, including without limitation, engaging in the business of acquiring, owning, operating, developing, renovating, repositioning, managing, leasing, selling, financing and refinancing all or any portion of the foregoing loans and other assets, and all other activities reasonably necessary to carry out such purpose.

3.2.                            Subsidiaries.  The Partnership intends to form one (1) or more wholly owned Subsidiaries for the purpose of acquiring and holding the Property. Each applicable Subsidiary that owns Property shall conduct the Partnership business with respect to such Property under the direction of the Partnership. Each Subsidiary shall be a Delaware limited partnership, Delaware limited liability company, a Delaware trust or a Delaware corporation, as directed by the General Partner, unless the General Partner shall determine otherwise.

Notwithstanding anything to the contrary contained in the organizational documents of any Subsidiary, no action shall be taken, sum expended, decision made or obligation incurred by any Subsidiary, except as directed, controlled, determined and approved by the General Partner on behalf of the Partnership.

Section 4.                                                   Intentionally Omitted.

Section 5.                                                   Capital Contributions, Percentage Interests and Capital Accounts.

5.1.                            Initial Capital Contributions.  Starwood has made an initial Capital Contribution to the Partnership in the amount of $90.00 and JVP has made an initial capital Contribution to the Partnership in the amount of $10.00. In addition to the foregoing, the Initial Acquisition has been approved by the Partners and the Capital Contributions required to consummate the Initial Acquisition shall be contributed no later than one business day before the closing of such acquisition. The aggregate amount of the initial Capital Contributions in the first sentence of this Section 5.1 plus the total Capital Contributions required of the Limited Partners to close the Initial Acquisition and fund working capital for the Partnership with respect to the Property acquired in the Initial Acquisition is set forth on Exhibit A attached hereto. The initial Percentage Interest of each Limited Partner as of the closing of the Initial Acquisition is also set forth on Exhibit A attached hereto.

5.2.                            Additional Capital Contributions.

(a)                                 Additional Capital Contributions may be called for from the Limited Partners by the General Partner by written notice to the Limited Partners from time to time as and to the extent capital is necessary (i) to effect investments in Investment Opportunities subsequent to the Initial Acquisition that have been approved by JVP and Starwood or (ii) to pay expenditures for the reasonable needs of the business (including the operating and administrative expenses of General Partner) which have been approved or directed by the General Partner in accordance with the provisions of this Agreement and the GP Agreement. It is anticipated that all Capital Contributions required in connection with any Investment Opportunity will be made at the closing of the acquisition of such investment in accordance with the business plan and budget contained in the applicable Investment Memorandum. Notwithstanding the needs of the Partnership and with respect to the assets constituting the Initial Acquisition only, in no event (other than as set forth in Section 9.14) shall JVP be required to make Capital Contributions in excess of an aggregate of One Million Dollars ($1,000,000) (such maximum aggregate Capital Contributions amount by JVP, the “JVP Cap”) and the provisions of Section 5.2(b) shall not apply to contributions made by Starwood after JVP has reached the JVP Cap; provided, however, that the foregoing JVP Cap and suspension of Section 5.2(b) shall not apply with respect to investments in Investment Opportunities subsequent to the Initial Acquisition that have been approved by JVP and Starwood, in their respective sole discretion. Except as otherwise agreed in writing by the Partners, additional Capital Contributions shall be in an amount for each Limited Partner equal to the product of the amount of the aggregate Capital Contribution called for (such aggregate amount, the “Required Capital”) multiplied by such Limited Partner’s respective Percentage Interest, provided that if JVP’s share of the Required Capital amount shall cause the JVP Cap to be exceeded, JVP’s additional Capital Contribution requirement shall be limited by such JVP Cap and the deficit amount needed to satisfy the Required Capital shall be contributed by Starwood as part of its required Capital Contribution to satisfy the Required Capital. The Capital Contributions required to be made by JVP shall be contributed or advanced, as the case may be, in cash by JVP from its own sources (and shall not be borrowed or constitute proceeds from a Transfer of a direct interest in JVP or the Interest of JVP, but may be funded through the Transfer of indirect interests in JVP subject to continued compliance with the JVP Ownership/Control Requirement). Such additional Capital Contributions shall be payable by the Limited Partners to the Partnership on the date when the Capital Contribution is required, as set forth in a written request from the General Partner which, in the absence of a circumstance reasonably requiring the funds sooner, shall not be earlier than twenty (20) days from the date of such written request, and which shall be reasonably based upon the timeline for the use of such Additional Capital Contribution as determined in good faith by the General Partner. Notwithstanding anything herein to the contrary, if additional cash is needed by the Partnership to acquire Property which has been designated by Starwood as a Rental Pool Asset or to avoid or satisfy a Rental Pool Deficit or to support the (A) ownership, operation or management of any Rental Pool Asset prior to the date the such Rental Pool Asset is the subject of a foreclosure sale or otherwise assigned, sold, transferred, or distributed by the Partnership or (B) the costs of causing the foreclosure sale, assignment, sale, transfer or Distribution of the applicable Rental Pool Asset, any additional Capital Contributions made to satisfy such need shall be both determined in size (except for Rental Pool Deficits which must be fully funded) and made exclusively by Starwood, and Starwood shall provide written notice to each other Partner each time it makes an additional Capital Contribution in respect of the Rental Pool (each such Capital Contribution, a “Rental Pool Additional Contribution”).

(b)                                 If a Limited Partner (a “Noncontributing Partner”) fails to make a Capital Contribution equal to its required share of the Required Capital as provided in Section 5.2(a) within the time frame required therein (the amount of the failed contribution shall be the “Default Amount”), the other Limited Partner, provided that it has made (or is ready, willing and able to make) a Capital Contribution equal to its required share of the Required Capital (such amount, the “Contribution Amount”), in addition to any other remedies it may have hereunder or at law (such Partner, a “Contributing Partner”), shall have one or more of the following remedies:

(i)                                     to advance (with written notice to General Partner of Contributing Partner’s election under this subparagraph (b)(i)) both the Contribution Amount and the Default Amount directly to the Partnership with such amounts accounted for in the following manner:  (A) the Contribution Amount shall be a Capital Contribution by the Contributing Partner to the Partnership and (B) the Default Amount shall be deemed a loan to the Noncontributing Partner and therefore constitute a debt owed by the Noncontributing Partner to the Contributing Partner (a “Default Loan”), provided that Noncontributing Partner shall be deemed to have contributed the proceeds of such Default Loan to the Partnership as a Capital Contribution.  Any Default Loan shall be evidenced by a promissory note in form reasonably satisfactory to the Contributing Partner and shall bear interest at the rate (the “Default Loan Rate”) equal to sixteen percent (16%) per annum, subject to adjustment as hereinafter provided in this Section 5.2(b)(i) and provided that if compliance with applicable law requires a lesser interest rate, the Default Loan Rate shall be the maximum rate permitted by law. Notwithstanding the foregoing sentence, in the event that on each date of a Distribution hereunder the Partnership IRR plus three percent (3%) (the “Partnership IRR Rate”) exceeds 16%, the Default Loan Rate shall be deemed to have been an amount equal to the Partnership IRR Rate, and, except with respect to interest payments that have theretofore already been made, interest payments shall be adjusted accordingly to reflect such higher interest rate for the entire remaining term of the applicable Default Loan. The Partnership IRR Rate shall be recalculated on the date of each Distribution under this Agreement, and if the Partnership IRR Rate is higher than the Default Loan Rate then in effect, the interest payment next due, and all accrued but unpaid interest, shall be recalculated using the most current Partnership IRR Rate as the Default Loan Rate. A Default Loan shall be prepayable, in whole or in part, at any time or from time to time without penalty. Any such Default Loans shall be with full recourse to the Noncontributing Partner and shall be secured by the Noncontributing Partner’s Interest including, without limitation, such Noncontributing Partner’s right to Distributions.  In furtherance thereof, upon the making of such Default Loan, the Noncontributing Partner hereby pledges, assigns and grants a security interest in its Interest to the Contributing Partner and agrees to execute such documents and statements reasonably requested by the Contributing Partner to further evidence and secure such security interest.  All Distributions to the Noncontributing Partner hereunder shall be applied first to payment of any interest due under any Default Loan and then to principal until all amounts due thereunder are paid in full. While any Default Loan is outstanding, the Partnership shall be obligated to pay directly to the Contributing Partner, for application to and until all Default Loans have been paid in full, the amount of (x) any Distributions payable to the Noncontributing Partner, and (y) any proceeds of the sale of the Noncontributing Partner’s Interest in the Partnership, but all such amounts paid to the Contributing Partner shall be deemed distributed to the Noncontributing Partner for all purposes of this Agreement;

(ii)                                  subject to any applicable thin capitalization limitations on indebtedness of the Partnership, to advance (with written notice to General Partner of Contributing Partner’s election under this subparagraph (b)(ii)) both the Contribution Amount and the Default Amount as a single loan to the Partnership (rather than a Capital Contribution) (a “Partnership Loan”), which Partnership Loan shall be evidenced by a promissory note in form reasonably satisfactory to the Contributing Partner and which Partnership Loan shall bear interest at the Default Loan Rate, and be payable on a first priority basis by the Partnership from available Non-Rental Cash Flow and prior to any Distributions made to the Partners. If each Limited Partner has Partnership Loans outstanding, such Partnership Loans shall be payable to each Limited Partner in proportion to the outstanding balances of such Partnership Loans to each Limited Partner at the time of payment.  Any Partnership Loan proceeds advanced to the Partnership pursuant to this Section 5.2(b)(ii) shall not be treated as a Capital Contribution; or

(iii)                               in lieu of the remedies set forth in subparagraphs (i) or (ii), revoke (with written notice to General Partner of Contributing Partner’s election under this subparagraph (b)(iii)) its portion of the Required Capital, whereupon (A) the portion of the Required Capital actually delivered to the Partnership as an additional Capital Contribution shall be returned to Contributing Partner within ten (10) days with interest computed at the Default Loan Rate by the Partnership and deemed never made as a Capital Contribution and (B) the portion of the Required Capital actually delivered to the Partnership as an additional Capital Contribution made by the Noncontributing Partner, if any, shall be deemed revoked and returned within ten (10) days to the Noncontributing Partner and therefore deemed never made as a Capital Contribution.

(c)                                  Notwithstanding the foregoing provisions of this Section 5.2, no additional Capital Contributions shall be required from Starwood if (i) the Partnership or any other Person shall be in default (or with notice or the passage of time or both, would be in default) in any material respect under any loan, indenture, mortgage, lease, agreement or instrument to which the Partnership or any of its Subsidiaries is a party or by which the Partnership (or any of its Subsidiaries) or any of its properties or assets is or may be bound, (ii) the Partnership or any of its Subsidiaries (or General Partner (by or through the action of JVP), JVP or JVP Management) shall be insolvent or bankrupt or in the process of liquidation, termination or dissolution, (iii) the Partnership or any of its Subsidiaries (or General Partner (by or through the action of JVP), JVP or JVP Management) shall be subjected to any pending litigation (x) in which the amount in controversy exceeds $100,000, (y) which litigation is not being defended by an insurance company who would be responsible for the payment of any judgment in such litigation, and (z) which litigation if adversely determined could have a material adverse effect on JVP and/or the General Partner and/or could interfere with their ability to perform their obligations hereunder or under any Management Agreement, (iv) there has been a material adverse change in (including, but not limited to, the financial condition of) JVP, JVP Management and/or the General Partner (by or through the action of JVP) which, in Starwood’s reasonable judgment, prevents JVP, JVP Management and/or the General Partner from performing, or substantially interferes with their ability to perform, their obligations hereunder or under any Management Agreement, or (v) a JVP Change Event has occurred.  If any of the foregoing events shall have occurred and Starwood elects not to make a Capital Contribution on account thereof, then any other Partner which has made its pro rata share of such Capital Contribution shall be entitled to a return of such Capital Contribution from the Partnership.

5.3.                            Percentage Ownership Interest.

(a)                                 The Partners shall have initial percentage ownership interests (as the same are adjusted as provided in this Agreement, a “Percentage Interest”) in the Partnership of 99.326% to Starwood and 0.674% to JVP immediately following the Capital Contributions referenced in Section 5.1 and as shown on Exhibit A contributed in connection with closing the Initial Acquisition. From and after the date such initial Capital Contributions referenced in the immediately preceding sentence are made, each Partner’s respective Percentage Interest shall be adjusted from time to time on each date when additional Capital Contributions (other than Rental Pool Additional Contributions) are made. On any given date, (i)  JVP’s Percentage Interest shall equal a fraction (represented as a percentage) whereby the numerator of such fraction shall equal JVP’s aggregate Capital Contributions as of such date, and the denominator shall equal the aggregate Capital Contributions of all Partners less the aggregate Rental Pool Contributions of Starwood as of such date and (ii) Starwood’s Percentage Interest shall equal a fraction (represented as a percentage) whereby the numerator of such fraction shall equal Starwood’s aggregate Capital Contributions less the aggregate Rental Pool Contributions of Starwood as of such date, and the denominator shall equal the aggregate Capital Contributions of all Partners less the aggregate Rental Pool Contributions of Starwood as of such date. Percentage Interests shall not be adjusted by distributions made (or deemed made) to a Partner.

(b)                                 Within one (1) business day following the closing of the Initial Acquisition and consistent with Section 9.2, Starwood shall make its initial designation of Loans and REO acquired in the Initial Acquisition that are to be included in the Rental Pool (such initially designated assets, the “Initial Rental Pool”). Each Partner’s respective Percentage Interest shall be adjusted concurrently with Starwood’s designation of the Initial Rental Pool, and the amount of the Rental Pool Contributions associated with such Initial Rental Pool shall be determined in accordance with Section 9.2.

5.4.                            Return of Capital Contribution. Except as approved by the Partners, no Partner shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Partner’s Capital Account (as determined under Section 5.6) until the full and complete winding up and liquidation of the business of the Partnership.

5.5.                            No Interest on Capital. Interest earned on Partnership funds shall inure solely to the benefit of the Partnership, and no interest shall be paid upon any Capital Contributions or upon any undistributed or reinvested income or profits of the Partnership.

5.6.                            Capital Accounts. A separate capital account (the “Capital Account”) shall be maintained for each Partner in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, the Capital Account of each Partner shall be increased by (i) the amount of any Capital Contributions made by such Partner, (ii) the amount of Net Income allocated to such Partner and (iii) the amount of any items of income or profits, if any, which are specially allocated to such Partner pursuant to Section 7.2 and not otherwise taken into account in this Section 5.6.  The Capital Account of each Partner shall be reduced by (i) the amount of any cash or Gross Asset Value of any property distributed to the Partner by the Partnership (net of liabilities secured by such distributed property that the Partner is considered to assume or take subject to), (ii) the amount of Net Loss allocated to the Partner, and (iii) the amount of any items of expenses or losses, if any, specially allocated to such Partner pursuant to Section 7.2 and not otherwise taken into account in this Section 5.6. The Capital Accounts of the Partners shall not be increased or decreased pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the Partnership’s assets on the Partnership’s books in connection with any contribution of money or other property to the

Partnership pursuant to Section 5.2 by existing Partners.  If any Non-Rental Pool Property is distributed to a Partner in lieu of cash, the Capital Accounts of the Partners shall be adjusted as if such property had instead been sold by the Partnership for a price equal to its Net Market Value, the gain or loss allocated pursuant to Section 7, and the proceeds distributed. If any Rental Pool Asset is distributed to Starwood in accordance with Section 6.5, then Starwood’s Capital Account shall be reduced, as a result of such Distribution, by an amount equal to the Rental Pool Value of such Rental Pool Asset. No Partner shall be obligated to restore any negative balance in its Capital Account. No Partner shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

5.7.                            New Partners. Subject to the terms of Section 12, the Partnership, with the consent of the General Partner and JVP, may issue additional Interests and thereby admit a new Limited Partner or Limited Partners, as the case may be, to the Partnership only if such new Partner (i) has delivered to the Partnership its Capital Contribution, has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (ii) has delivered such additional documentation as the General Partner and JVP shall reasonably require to so admit such new Partner to the Partnership.  Notwithstanding anything in this Section 5.7 to the contrary, if any additional Interest is to be issued or a new Limited Partner is to be admitted pursuant to a Transfer of Interests, the terms of Section 12 shall supersede the provisions of this Section 5.7.

5.8.                            Equity Commitment. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall any Partner be obligated to make any Capital Contribution if such Capital Contribution would cause the Partners’ aggregate total Capital Contributions, without regard to Distributions, to exceed the Equity Commitment.

Section 6.                                                   Distributions.

6.1.                            Distribution of Distributable Funds.  Except as provided in Sections 5.2(b), 6.2, 6.3, 6.4 or 13.3 or otherwise provided hereunder, Distributable Funds, if any, shall be distributed to the Partners quarterly or from time to time as determined by the General Partner.  Such Distributable Funds shall be distributed in the following order and priority (in each case commencing with clause (a) followed in order by clauses (b) and (c) below, to the extent applicable at the time of such distribution, after taking into account all prior Capital Contributions and distributions, including without limitation, any Capital Contributions made since the date of the immediately preceding distribution):

(a)                                 First, to the Partners in proportion to their respective Percentage Interests until both of Starwood and JVP shall realize through Distributions actually received an 10% Internal Rate of Return (the amount necessary at any time to be distributed to Starwood and JVP to result in such realization by Starwood and JVP of an 10% Internal Rate of Return is herein referred to as the “First Priority Amount”); provided, that if either Partner receives its First Priority Amount before the other Partner, then 100% of Distributions shall be made to such other Partner until it has also received its First Priority Amount;

(b)                                 Second, the balance, if any, of such Distributable Funds remaining after the distributions pursuant to Section 6.1(a) shall be distributed to the Partners in proportion to their respective Second Tier Percentage Interests until, and to the extent necessary such that, Starwood and JVP shall realize through all Distributions theretofore received under this subsection (b) and subsection (a) above a 20% Internal Rate of Return (the amount, in excess of the First Priority Amount, necessary at any time to be distributed to Starwood and JVP to result in such realization by Starwood and JVP of a 20% Internal Rate of Return in the aggregate (i.e., an aggregate return including, and not in addition to, the First Priority Amount) is herein referred to as the “Second Priority Amount”); provided, that if either Partner receives its Second Priority Amount before the other Partner, then 100% of Distributions shall be made to such other Partner until it has also received its Second Priority Amount; and

(c)                                  Third, the balance, if any, of such Distributable Funds remaining after the distributions pursuant to Sections 6.1(a) and (b) shall be distributed to the Partners in proportion to their respective Third Tier Percentage Interests.

For purposes of determining the Internal Rates of Return hereunder and a Partner’s right to receive Distributable Funds, if a Loan, any Collateral or any REO is sold by a TRS Subsidiary of the Partnership, then the federal and state income tax liability (the “TRS Tax Liability”) paid by such TRS with respect to any such asset (as reasonably determined by Starwood), excluding income tax liabilities paid with respect to any Rental Pool Asset, shall be treated as an amount distributed to Starwood pursuant to Section 6.1 for purposes of determining the distribution priorities and the Internal Rates of Return hereunder (i.e., for purposes of computing the amount distributable to JVP, the Distributable Funds will be deemed to be increased by an amount equal to the TRS Tax Liability). Upon request by JVP, Starwood shall reasonably cooperate with JVP to substantiate Starwood’s determination of the TRS Tax Liability amount.

6.2.                            Certain Distribution Exceptions.

(a)                                 Any Distributions otherwise payable to a Partner under this Agreement shall be applied first to satisfy amounts due and payable on account of the indemnity and/or contribution obligations and/or any other obligations, including, without limitation, any Default Loan or other similar obligations, of such Partner under this Agreement and/or any other Collateral Agreement delivered by such Partner (or its Affiliate) to the Partnership or any other Partner (or its Affiliate) but shall be deemed distributed to such Partner for purposes of this Agreement.

(b)                                 Notwithstanding Section 6.1, any Rental Pool Deficits and any Excess Compliance Costs paid by the Partnership will be deemed to be in satisfaction of amounts otherwise distributable to Starwood pursuant to Section 6.1 and will reduce the amounts that would subsequently otherwise have been distributed to Starwood pursuant to Section 6.1. For avoidance of doubt, the Partners intend that JVP shall receive the same amount of Distributions pursuant to Section 6.1 that it would have received had the Partnership not paid or incurred any Rental Pool Deficits or any Excess Compliance Costs.

6.3.                            Tax Distribution. To the extent Distributable Funds are available (taking into account any debt agreements to which the Partnership is subject), the Partnership shall distribute to JVP and Starwood, after the end of each Fiscal Year and prior to April 15 of the subsequent Fiscal Year, an amount (“Tax Distribution”) equal to the product of (x) the excess of (i) the net taxable income allocated by the Partnership to such Partner for such Fiscal Year over (ii) the net taxable loss allocated by the Partnership to such Partner in all prior Fiscal Years to the extent such net taxable losses have not already been taken into account under this Section 6.3 in calculating Tax Distributions in prior Fiscal Years, multiplied by (y) the maximum combined federal and state income and capital gains tax rate applicable to individuals resident in California, taking into account the deduction from federal taxable income for state taxes and the availability of reduced income tax rates applicable to net capital gain allocable by the Partnership to such Partner for such Fiscal Year, as determined by the General Partner; provided, however, that for purposes of calculating any Tax Distribution to Starwood, allocations attributable to Rental Pool Assets pursuant to Section 7.2(g) shall be disregarded. To the extent that such Tax Distributions increase the total amount of distributions beyond the amount to which a Partner would be entitled under this Section 6 in the absence of this Section 6.3, the excess amount of such distributions shall be considered a prepayment of future distributions (e.g., Management Incentive Distributions) allocable and made to such Partner for all purposes of this Agreement. Tax Distributions, if made, shall be made prior to a distribution of Distributable Funds pursuant to Section 6.1; provided, however, that for purposes of determining the Tax Distributions for a Fiscal Year, the excess of (i) the amount of aggregate distributions pursuant to Section 6.1 for all prior Fiscal Years over (ii) the aggregate Tax Distributions for all prior Fiscal Years of the Partnership shall be treated as a distribution in such Fiscal Year. If the amount of available funds is insufficient to make the full amount of the Tax Distribution pursuant to this Section 6.3, such distributions shall be made to JVP and Starwood pro rata in proportion to the amounts otherwise available to be distributed to such Partners pursuant to this Section 6.3.

6.4.                    Adjustments to Management Incentive Distributions.

(a)                                 Notwithstanding the provisions of Sections 6.1 and 6.3 hereof, if Starwood determines in its reasonable discretion that Starwood may not achieve at any time any of its 10% Internal Rate of Return, the Management Incentive Distributions and Tax Distributions that would be distributed to JVP pursuant to Section 6.1 or 6.3 hereof, but for the provisions of this Section 6.4(a), shall be retained by the Partnership. Amounts retained by the Partnership pursuant to this Section 6.4(a) shall be included in Distributable Funds for purposes of determining future distributions pursuant to Section 6.1 and 6.3 hereof (and shall also be subject to the terms of this Section 6.4(a)).

(b)                                 Notwithstanding the provisions of Section 6.1 hereof, if a JVP Change Event shall have occurred that the General Partner determines in good faith adversely affects the Partnership, other than a Non-Promote Loss JV Agreement Default, the Management Incentive Distributions that would be distributed to JVP pursuant to Section 6.1 hereof but for the provisions of this Section 6.4(b), shall not be distributed to JVP, but shall be distributed to all of the Partners in proportion to their Percentage Interests (and JVP shall not be entitled to any further Tax Distributions). In addition, if a JVP Change Event shall have occurred, other than a Non-Promote Loss JV Agreement Default, and JVP is relieved of any of JVP’s duties under the GP Agreement, or the General Partner elects to relieve JVP Management as regards the asset management services it provides to the Partnership, and an independent manager is engaged to replace JVP and/or JVP Management, as applicable, with respect thereto, and such independent manager requires the payment of a carried interest in consideration of the performance of its duties, the General Partner may (i) allocate the Management Incentive Distributions (or pay an equivalent amount as a fee and eliminating Management Incentive Distributions altogether) to such independent manager to the extent necessary to compensate such independent manager, and/or (ii) with respect to the replacement of JVP Management’s asset management services, admit such independent manager as a Limited Partner.

(c)                                  In the event that distributions are made to JVP as Management Incentive Distributions and/or as Tax Distributions, the Partners shall make appropriate adjustments (and JVP shall be obligated to promptly return amounts previously distributed to JVP hereunder up to an amount equal to its aggregate Management Incentive Distributions (including Tax Distributions which are, for all purposes of this Agreement, treated as distributions made to JVP pursuant to Section 6.1)) to the extent required to cause Starwood to receive its 10% Internal Rate of Return, taking into account the amount and timing of prior Distributions and all Capital Contributions (excluding Rental Pool Contributions). Notwithstanding anything to the contrary in this Agreement, from and after the date on which JVP returns any amounts previously distributed pursuant to this Section 6.4(c), each subsequent distribution pursuant to Section 6.1 shall be provisional and subject to recalculation of the appropriate amount of distributions to be made to the Partners taking into account the aggregate distributions to the Partners from the inception of the Partnership and the aggregate refunded payments by JVP from the inception of the Partnership (i.e., so that JVP shall have received, net of any refunded payments, the Management Incentive Distributions it would have received if all prior distributions pursuant to Section 6.1 and the current distribution had been made on the date of the recalculation).

(d)                                 If JVP does not receive or is not entitled to retain all or any part of any prior Distributions by reason of the application of this Section 6.4, then, to the extent permissible under Sections 704(b) of the Code and the Regulations promulgated thereunder, appropriate adjustments shall be made in the allocations of Net Income and Net Loss pursuant to Section 7 hereof.  Any Net Income attributable to any portion of the Management Incentive Distributions retained by the Partnership pursuant to the provisions of Section 6.4 shall be allocated to JVP, unless and until said portion of the Management Incentive Distributions shall be distributed to Starwood, in which event said Net Income shall be reallocated to Starwood.

6.5.                            Distributions Related to Rental Pool.

(a)                                 Rental Pool Cash Flow, if any, shall be distributed to Starwood from time to time as determined solely by Starwood.

(b)                                 In the discretion of Starwood, any Rental Pool Asset may be distributed in kind to Starwood, in which case Starwood’s Capital Account shall be charged with an amount equal to the Rental Pool Value of such Rental Pool Asset.

6.6.                            Distributions in Kind of Non-Rental Pool Property.  In the discretion of the General Partner, Distributable Funds may be distributed to the Partners in cash or in Non-

Rental Pool Property and Partners may be compelled to accept a distribution of any Non-Rental Pool Property even if the percentage of that asset distributed to it exceeds a percentage of that asset that is equal to the percentage in which such Partner shares in distributions from the Partnership. In the case of all Non-Rental Pool Property to be distributed in kind, (i) the amount of the Distribution shall equal the Net Market Value of the Non-Rental Pool Property distributed, and (ii) to the extent deemed in good faith to be reasonably practicable by the General Partner, each Partner shall receive the same proportion of Loans, REO and other Non-Rental Pool Property located in each state.

Section 7.                                           Allocations.

7.1.                            Allocation of Net Income and Net Losses. Except as otherwise provided in Section 7.2 or otherwise in this Agreement, Net Income and Net Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Partnership for each Allocation Period shall be allocated among the Partners in a manner such that, after giving effect to the special allocations set forth in Section 7.2, the Capital Account of each Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Partner pursuant to Section 6.1 (and to Starwood pursuant to Section 6.5) if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with Section 6.1 (and to Starwood pursuant to Section 6.5) (taking into account any adjustments to amounts distributed or distributable to the Partners in accordance with Section 6.4) to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Minimum Gain (including Minimum Gain attributable to Partner Nonrecourse Debt), computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement taking into account such facts and circumstances as the General Partner deems reasonably necessary or appropriate for this purpose.

7.2.                            Special Allocations.

(a)                                 Notwithstanding any other provision of this Section 7, Net Losses, deductions and other expenses attributable to a Partner Nonrecourse Debt shall be allocated to the Partner that bears the economic risk of loss for such debt. If more than one Partner bears the economic risk of loss for a Partner Nonrecourse Debt, any Partner Nonrecourse Deduction attributable to such debt shall be allocated among such Partners in accordance with the ratios in which the Partners share the economic risk of loss for such Partner Nonrecourse Debt. If there is a net decrease during an Allocation Period of Minimum Gain attributable to a Partner Nonrecourse Debt, then Partnership income and gain for such Allocation Period (and, if necessary, for subsequent Allocation Periods) shall be allocated in accordance with the Regulations under Code Section 704(b).

(b)                                 Notwithstanding any other provision of this Section 7, if there is a net decrease in Minimum Gain during any Allocation Period, each Partner shall be allocated income and gain for such Allocation Period (and, if necessary, for subsequent Allocation

Periods) in the amounts and of such character in order to provide for the allocation of such decrease in Minimum Gain as determined according to the Treasury Regulations under Code Section 704(b). This Section 7.2(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Regulations Section 1.704-2(f) and shall be interpreted in a manner consistent therewith.

(c)                                  If, despite the limitations set forth in subsections (a) and (b) above, any Partner has an Adjusted Capital Account Deficit as of the end of any Allocation Period, computed after the application of subsections (a) and (b) above but before the application of any other provisions of this Section 7, and determined as set forth in Regulations Section 1.704-1(b)(2)(d)(4)-(6), then income and gains for such Allocation Period shall be allocated to all such Partners in proportion to, and to the extent of, such Adjusted Capital Account Deficits. This Section 7.2(c) is intended to be a qualified income offset provision that complies with the requirements of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)                                 Any special allocations pursuant to Sections 7.2(a), 7.2(b) or 7.2(c) shall be taken into account in computing subsequent allocations pursuant to this Section 7, so that the net amount of any items so allocated and all other items allocated pursuant to this Section 7 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to this Section 7 if such special allocations had not been made.

(e)                                  In no event shall any Net Losses be allocated to a Partner, to the extent that it would result in such Partner having an Adjusted Capital Account Deficit at the end of any Allocation Period, if any other Partner has a positive adjusted Capital Account balance. Instead, such Net Losses shall be reallocated to the Partners, pro rata, in accordance with their positive adjusted Capital Account balances. The foregoing reallocation of Losses to a Partner with a positive Capital Account balance shall remain in effect only until no Partner has a positive adjusted Capital Account balance. With respect to each Allocation Period thereafter, 100% of Net Income shall be allocated to such other Partners up to the aggregate of, and in proportion to, any Net Losses previously allocated to such Partners in accordance with this Section 7.2(e) in the reverse order in which such Net Losses were allocated.

(f)                                   If, in spite of the General Partner’s good faith efforts to the contrary, prior allocations of Net Income do not correspond to subsequent distributions made under Section 6.1 (due, for example, to a delay in the time at which such distributions are made), then the General Partner shall allocate Net Income or Net Losses (or items of income, gain, loss or deduction) recognized in subsequent years among the Limited Partners in such manner as shall, in the General Partner’s reasonable discretion, eliminate as rapidly as possible the disparity between the prior allocations of Net Income and the subsequent distributions.

(g)                                  Notwithstanding anything to the contrary in this Agreement, the Partners agree that Starwood shall receive all Distributions (other than Excluded Rental Pool Cash) in connection with Rental Pool Assets. Accordingly, all Net Income, Net Loss (including Depreciation), and corresponding items of income, gain, loss or deduction for federal income tax purposes, incurred by the Partnership solely as a result of the purchase, ownership, enforcement, leasing, financing, sale, assignment, transfer or in kind distribution of Rental Pool Assets, shall be allocable solely to Starwood; provided, however, that such Net Income and corresponding items of income and gain shall not include Net Income and corresponding items of income and gain incurred with respect to Excluded Rental Pool Cash.

7.3.                            Changes in Proportionate Interests. If during any Allocation Period there is a relative change among the relative Capital Contributions of the Partners, then Net Income, Net Losses and other Partnership items for such Allocation Period shall be allocated according to the varying interests of the Partners pursuant to an “interim closing of the books” method as described in Regulations Section 1.706-1(c)(2)(ii).

7.4.                            U.S. Tax Allocations.

(a)                                 Subject to Section 704(c) of the Code, for U.S. federal, state and local income tax purposes, all items of Partnership taxable income, gain, loss, deduction and credit shall be determined in accordance with Code Section 703, and the Partners’ distributive shares of such items for purposes of Code Section 702 shall be determined according to their respective shares of Net Income or Net Losses (or items of income, gain, loss and deduction specially allocated pursuant to Section 7.2) to which such items relate.

(b)                                 Code Section 704(c). In accordance with Code Section 704(c) and the regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Partnership (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U.S. federal income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its Agreed Upon Value at the time of contribution. Such allocation shall be made in accordance with any method set forth in Regulations Section 1.704-3 as determined by the General Partner.

Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 7.4.  are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s share of Net Income, Net Loss, other items or distributions pursuant to any provisions of this Agreement.

Section 8.                                           Books, Records, Tax Matters and Bank Accounts.

8.1.                            Books and Records. The books and records of account of the Partnership shall be maintained in accordance with generally accepted accounting principles in the United States, consistently applied and shall be reconciled to comply with the methods followed by the Partnership for U.S. Federal income tax purposes, consistently applied. The books and records shall be maintained at the Partnership’s principal office or at a location designated by the General Partner, and all such books and records (and the dealings and other affairs of the Partnership and its Subsidiaries) shall be available to any Partner at such location for review, investigation, audit and copying, at such Partner’s sole cost and expense, during normal business hours on at least twenty-four (24) hours prior notice.  In connection with such review, investigation or audit, such Partner (and its representatives and agents) shall have the unfettered right to meet and consult with the any and all employees of JVP and JVP Management (or any of its Affiliates, representatives, agents, officers or members) and to attend meetings and independently meet and consult with any and all third parties (including, without limitation, governmental agencies and/or lenders) having dealings or any other relationship with the Partnership or any of its subsidiaries or with JVP or JVP Management in respect of the Partnership or any of its Subsidiaries at such Partner’s sole cost and expense.

8.2.                            Reports and Financial Statements.

(a)                                 The General Partner shall cause each Partner to be furnished with the reports and financial statements deemed appropriate by the General Partner.

(b)                                 The actual and reasonable expenses incurred in connection with the preparation of such reports and statements shall be reimbursed by the Partnership to the General Partner only as and to the extent specifically provided for under the annual Budget prepared and approved by the General Partner.

8.3.                            Tax Matters Partner. The General Partner is hereby designated as the “tax matters partner” of the Partnership and the Subsidiaries, as defined in Section 6231(a)(7) of the Code (the “Tax Matters Partner”) and shall prepare or cause to be prepared all income and other tax returns of the Partnership and the Subsidiaries pursuant to the terms and conditions of Section 8.5. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Partnership and the Subsidiaries under the Code or state tax law shall be timely determined and made by the General Partner. The Partners intend that the Partnership be treated as a partnership for U.S. federal, state and local tax purposes, and the Partners will not elect or authorize any person to elect to change the status of the Partnership from that of a partnership for U.S. federal, state and local income tax purposes.  Upon the request of any Partner, the Partnership and each Subsidiary shall make an election pursuant to Code Section 754 to adjust the basis of the Partnership’s property in the manner provided in Code Sections 734(b) and 743(b). The Partnership hereby indemnifies and holds harmless the General Partner from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the “tax matters partner” of the Partnership and the Subsidiaries, provided that any such action or failure to act does not constitute gross negligence or willful misconduct.

8.4.                            Bank Accounts. All funds of the Partnership are to be deposited in the Partnership’s name in such bank account or accounts as may be designated by the General Partner and shall be withdrawn on the signature of such Person or Persons as the General Partner may authorize.

8.5.                            Tax Returns. The General Partner shall prepare or cause to be prepared all income and other tax returns of the Partnership and the Subsidiaries required by applicable law and shall cause the same to be filed in a timely manner (including extensions).  All elections under such returns shall be made by the General Partner. To the extent set forth in the Annual Business Plan, all third-party, out-of-pocket costs and expenses incurred by the General Partner under this Section 8.5 shall be borne by the Partnership. The General Partner shall provide a draft of such tax returns to JVP for review and comment by JVP (but JVP’s approval of such tax returns shall not be required) at least fifteen (15) days prior to filing.

8.6.                            Background Checks. Without limiting the foregoing provisions of this Section 8, the General Partner shall cause to be delivered to Starwood all information requested by Starwood to satisfy its reporting and audit obligations to its investors. All costs and expenses incurred by the General Partner under this Section 8.6 shall be borne by the Partnership.

Section 9.                                           Management and Operations.

9.1.                            Management.

(a)                                 Except as expressly otherwise provided herein, the management, control and operation of the Partnership, all matters with respect to the Annual Business Plan and all matters with respect to the annual Budget shall be vested exclusively in the General Partner, and the General Partner shall exercise all powers necessary and convenient for the purposes of the Partnership on behalf and in the name of the Partnership and the Property, subject to and in accordance with this Agreement.

(b)                                 Except as otherwise provided herein, no Limited Partner shall have the right to, and no Limited Partner shall, take part in the management or affairs of the Partnership, nor in any event shall any Limited Partner have the power to act for, or bind, the Partnership or in any way unless delegated such power by the General Partner.

(c)                                  The exercise by any Limited Partner of any right or power conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act. Upon the request of the General Partner, the Limited Partners shall confirm in writing the authorization of the General Partner to take any action on behalf of and in the name of the Partnership.

(d)                                 Each Partner agrees that, to the fullest extent permitted by applicable law and except as otherwise permitted herein, the approval of any proposed action of or relating to the Partnership by the General Partner as provided herein shall bind each Partner and shall have the same legal effect as the approval of each Partner of such action.

9.2.                            Rental Pool.  Starwood desires to acquire the benefits and burdens of certain Property that Starwood desires and intends to convert to or hold for rental property purposes. Notwithstanding anything herein to the contrary, Starwood shall have the exclusive right, exercisable in its sole and absolute discretion at or before the closing of the Partnership’s purchase of a pool of Loans and REO, to designate any of the REO and Loans being purchased by the Partnership as property that shall be converted to or held for rental property purposes (all such designated Loans and REO, collectively, the “Rental Pool”, and individually, a “Rental Pool Asset”), provided Starwood delivers written notice to the other Partners of each such designation at or before such closing. In connection with the closing of the Initial Acquisition, the initial Rental Pool and list of designated Rental Pool Assets (with the BPO for each such asset) is set forth on Exhibit E attached hereto and made a part hereof. Each designation of a

Loan or REO as a Rental Pool Asset shall be irrevocable and may not thereafter be changed by Starwood. Except with respect to Excluded Rental Pool Cash, the Partners agree that with respect to any Rental Pool Asset: JVP and the General Partner will not participate in the profits or losses of such Rental Pool Asset; all of the profits or losses from such Rental Pool Asset will be allocated to Starwood only; all of the economic benefits and all direct and or allocable share of all indirect costs attributable to such Rental Pool Asset will be for Starwood’s account (including all Rental Pool Expenditures); and all capital requirements for such Rental Pool Asset must be provided by Starwood. Except with respect to Excluded Rental Pool Cash, the Partners further agree that: the capital requirements and profits and losses attributable to the Rental Pool will not be taken into account in determining the profits or losses and Distributions to be allocated or paid to JVP; and Starwood will be solely responsible for the management of the Rental Pool.  To carry out the Partners’ intent with respect to this subject, the following provisions apply with respect to the Rental Pool:

(a)                                 At Starwood’s option only, any Rental Pool Asset may (i) continue to be owned by the Partnership in accordance with the provisions hereof, or (ii) be distributed to Starwood in accordance with Section 6.5(b), or (iii) be sold by the Partnership, as directed by Starwood, to Starwood, an Affiliate of Starwood or any other Person.

(b)                                 The management, control and operation of the Partnership with respect to each Rental Pool Asset shall be vested exclusively in Starwood, and Starwood releases JVP and its Affiliates from any responsibilities or obligations with respect to such Property.

(c)                                          Starwood must make Rental Pool Additional Contributions within 15 days after the end of each month in which the Partnership incurs a Rental Pool Deficit in an amount sufficient to satisfy such Rental Pool Deficit.  As provided in Section 5.2, no Partner may demand that any additional Capital Contributions be made by JVP with respect to investments in or expenditures for a Rental Pool Asset, and Starwood shall contribute all Rental Pool Additional Contributions.

(d)                                 The Partnership and each of the other Partners, to the fullest extent permitted under Delaware law, hereby waives its right to demand and hereby releases Starwood from any and all fiduciary duties Starwood might otherwise owe such other Partner or the Partnership in connection with (i) Starwood’s right to designate any Property as part of the Rental Pool and (ii) Starwood’s right to control the management and operation of the Partnership with respect to all decisions made with respect to the Rental Pool through (and after) the actual date of foreclosure sale, assignment, sale, transfer, or Distribution in kind of such assets by the Partnership, as provided in subsection (a) above.

(e)                                  In consideration of Starwood’s rights hereunder with respect to the right to designate the Rental Pool and thereafter control such Rental Pool, Starwood has agreed to pay JVP a fee with respect to each Property designated part of the Rental Pool. The complete terms regarding the payment of such fee are further set forth in that certain Rental Pool Agreement dated as of the date hereof and made between Starwood, JVP and SRP Sub, LLC (a Starwood Affiliate) (the “Rental Pool Agreement”).

9.3.                            Annual Business Plan. The General Partner shall endeavor to operate the Partnership in reasonable conformance with the Annual Business Plan. No material changes or departures from any item in an Annual Business Plan shall be made by the Partnership, except at the direction, and with the prior approval, of the General Partner.

9.4.                            Implementation of Plan.  The General Partner shall, subject to the limitations contained herein, and the availability of operating revenues, implement the then applicable Annual Business Plan. Nothing contained herein shall in any way diminish the obligations or duties of the General Partner hereunder.

9.5.                            Affiliate Transactions.  No agreement, transaction or arrangement (including, but not limited to, payments of compensation and purchases and sales of property) shall be entered into by the Partnership or any Subsidiary with a Partner or any Affiliate of a Partner and no decision shall be made in respect of any such agreement, transaction or arrangement (including, without limitation, the enforcement or termination thereof) or any other matter relating to any dealings between the Partnership and such Partner or Affiliate unless such agreement, transaction or decision shall have been approved in writing by the General Partner and the non-Affiliated Partners; provided, however, that none of the following types of agreements, transactions or arrangements between the Partnership or any Subsidiary and a Partner or any Affiliate of a Partner shall require such consent of the General Partner and the non-Affiliated Partners: (a) any agreement, transaction or arrangement involving the Rental Pool Assets, and (b) any agreement, transaction or arrangement involving a Starwood Affiliate which agreement, transaction or arrangement is entered into by Starwood in connection with its REIT and TRS organizational, reporting or operational requirements, as generally described in Section 9.11 below.  Without limiting the foregoing, any such agreement, transaction or other matter shall be on terms and conditions at least as favorable to the Partnership as the terms and conditions which would be available in an arm’s length transaction with a Person which is not an Affiliate, be terminable on fifteen (15) days’ notice without penalty, and the terms and conditions of such agreement, transaction or other matter shall be fully disclosed to all Partners prior to the execution, delivery and/or consummation thereof and approval by the General Partner and non-Affiliated Partners thereon. Further, the written approval of Starwood shall be required prior to the use of the name “Starwood” in connection with any matter or transaction.

9.6.                            Assets Held by Subsidiaries. Any references to assets or Property held by the Partnership or any TRS or TRS Subsidiary of the Partnership shall include assets or Property held by any Subsidiary of the Partnership or such TRS, including assets held by a trustee on behalf of PrimeStar-H Fund I Trust or PrimeStar-F Fund I LLC, and assets held by PrimeStar-H Fund I LLC and PrimeStar-F Fund I LLC. All provisions in this Agreement shall be interpreted in a manner to reflect the foregoing.

9.7.                            Investment.

(a)                                 The General Partner shall be vested with the sole right to seek, identify, diligence and evaluate Investment Opportunities for the Partnership. Once the General Partner has determined to pursue an Investment Opportunity it shall deliver an Investment Memorandum to the Partners.

(b)                                 Notwithstanding anything to the contrary in this Agreement, under no circumstances shall any Partner be obligated to make any Capital Contribution in respect of any Investment Opportunity (i.e., as opposed to Non-Rental Pool Property owned by the Partnership) after the expiration of the Investment Period, other than with respect to any Investment Opportunity acquired pursuant to an Investment Memorandum delivered by the General Partner to the Partners during the Investment Period.

(c)                                  Except as expressly provided in the GP Agreement, JVP agrees that all Investment Opportunities for which the Partnership’s (or any Subsidiary’s) Projected Basis in the applicable Non-Rental Pool Property would be at least Twenty Million Dollars ($20,000,000) (an “Exclusive Opportunity”) shall be exclusive to the Partnership, and that none of JVP, any member of the JVP Group, any of the Key Individuals or their respective Affiliates shall pursue, acquire or invest in an Exclusive Opportunity.

(d)                                 With respect to costs and expenses incurred by the General Partner in the pursuit of an Investment Opportunity, the Partnership will reimburse the General Partner for such costs and expenses to the extent incurred in accordance with the budget included in the applicable Investment Memorandum or otherwise approved by the General Partner.  The Partnership will not reimburse the Limited Partners with respect to any cost or expense such Limited Partner incurs in the pursuit of an Investment Opportunity.

9.8.                            Limitation on Actions of Partners; Binding Authority. No Limited Partner shall, without the prior written consent of the General Partner, take any action on behalf of, or in the name of, the Partnership, or enter into any contract, agreement, commitment or obligation binding upon the Partnership, or, in its capacity as a Partner of the Partnership, perform any act in any way relating to the Partnership or the Partnership’s assets, except in a manner and to the extent permitted under and consistent with the provisions of this Agreement.

9.9.                            Organization of JVP.

(a)                                 JVP hereby represents, warrants and covenants that (i) JVP shall at all times be owned at least fifty-one percent (51%), and controlled, directly or indirectly, by the Key Individuals; (ii) the Key Individuals shall be the only Persons having the right (as and to the extent set forth herein) on behalf of JVP to make decisions affecting the Partnership or its Subsidiaries or its Properties; (iii) the Key Individuals shall remain actively involved in the day to day management of JVP and engaged in the decision making process of JVP; (iv) the Shareholders of JVP as of the date hereof are as set forth in Exhibit C attached hereto and made a part hereof; and (v) it will not permit any Transfer, whether legal or beneficial, of any interest in or ownership of JVP, except as expressly provided in Section 5.2(a).

(b)                                 JVP agrees that in the event of the criminal indictment or conviction of any member of the JVP Group (or principal thereof), or the occurrence of any JVP Change Event, JVP shall take such steps as may be necessary to ensure that the individual or entity who or which is the subject of such indictment or conviction, or act or event giving rise to a JVP Change Event, has no direct or indirect involvement in the business or affairs of the Partnership or with any assets of the Partnership.

9.10.                     Asset Management.

(a)                                 JVP Management will provide the Partnership with the asset management services described on Exhibit D. If JVP causes or engages an Affiliate of JVP to provide asset management services to the Partnership, then at General Partner’s election, JVP will cause its Affiliate to enter into a Management Agreement, reasonably acceptable to General Partner, with the Partnership for such services. All decisions on behalf of the Partnership under the Management Agreement or with respect to the asset management services provided by JVP Management shall be made by General Partner.

(b)                                 JVP Management shall employ all of the personnel necessary for performing the asset management services for the Partnership required under this Agreement and shall employ all of the personnel responsible for implementing the purposes of the Partnership described in Section 3 hereof. Any delegation of the responsibilities of JVP Management or the subcontracting for such services will be subject to the prior written consent of the General Partner. Separate agreements may also be entered into with JVP, Starwood, their respective Affiliates, or with third parties for certain services to be provided to the Partnership, including leasing, construction management and property management.  Such arrangements shall be entered into only with the prior written approval of the General Partner, consistent with an approved Budget. Unless otherwise agreed, all such contracts will be payable on a monthly basis and will be terminable upon thirty (30) day’s notice for any reason or no reason.

(c)                                  At the direction or approval of the General Partner, the Partnership may enter into an agreement or agreements with one or more service providers to provide loan servicing for the Loans, which agreement shall provide for the payment to such loan servicer(s) (and be updated and supplemented from time to time), in consideration of performing the loan servicing described in the agreement, a fee at market rate(s).

(d)                                 In consideration of the asset management services that JVP Management is providing to the Partnership pursuant to this Agreement or the Management Agreement, if applicable, if and for so long as the General Partner has not terminated the Management Agreement, if applicable, or terminated JVP Management’s asset management services “for cause” (i.e., the General Partner shall have determined in its sole but good faith discretion that JVP Management shall have defaulted in its performance of the asset management services described in Exhibit D or shall have defaulted under the Management Agreement, if applicable, or if a JVP Change Event shall have occurred; provided, however, JVP Management shall have the right to challenge the General Partner’s “for cause” termination by submitting the matter to binding arbitration as provided in Section 15.22 within thirty (30) days of such termination), the Partnership shall pay to JVP Management, on a monthly basis in arrears on the Fee Payment Date (as defined below) an asset management fee (the “JVP Asset Management Fee”) equal to 0.167% of the Aggregate Net Asset Cost, as determined by the General Partner as of the fifteenth (15th) day (the “Beginning Determination Date”) of each calendar month (the “Determination Month”), commencing November 15, 2012; provided, however, that the monthly JVP Asset Management Fee due in any month shall be reduced by the aggregate Fee Reduction Amounts for such month; provided, further, that the Fee Reduction Amount for the period from the Effective Date through November 14, 2012 shall be determined in accordance with this Section 9.10(d) on a mutatis mutandis basis.  “Fee Reduction Amount” shall mean for each

Rental Pool Asset that (i) is a Loan that is sold or repaid in full after a Beginning Determination Date or (ii) is or becomes REO after a Beginning Determination Date and which Rental Pool Asset/REO asset is then no longer managed by JVP Management after such Beginning Determination Date (in each case, the date of such sale of Loan, repayment of Loan, or change of management, for each such asset, the “Change of Control Date”) an amount equal to the product of (A) 0.167% of the Acquisition Cost of each Rental Pool Asset and (B) a fraction, (I) the numerator of which is the number of days beginning from and including the Change of Control Date through and including the fourteenth (14th) day of the month (the “Ending Determination Date”) following the Determination Month and (II) the denominator of which is the number of days beginning from and including the Beginning Determination Date through and including the Ending Determination Date. JVP’s monthly report (the “JVP Asset Management Fee Report”) setting forth its determination of the JVP Asset Management Fee with respect to each Beginning Determination Date shall be provided to Starwood no later than the 20th day of the month following the Determination Month (i.e., six (6) days following the Ending Determination Date). Starwood shall review the JVP Asset Management Fee Report, and Starwood and JVP shall reasonably cooperate to resolve any disputes with respect to each JVP Asset Management Fee Report prior to the last day of the month following the Determination Month (the “Fee Payment Date”). The Partnership shall pay to JVP Management, on or before the Fee Payment Date (i.e., the last day of the month in which the Ending Determination Date occurs), the agreed upon JVP Asset Management Fee with respect to the applicable Determination Month. The Partners acknowledge that the JVP Asset Management Fee does not include the cost of the Asset Managers (referenced in Exhibit D), which shall be an expense of the Partnership.

(e)                                          The Partners acknowledge that all decisions to be made by the General Partner under this Section 9.10 will be made by Starwood.

9.11.                     Operation in Accordance with REIT Requirements.  The Partners acknowledge that a direct or indirect member of Starwood (a “Starwood Affiliate”) has elected to qualify as a “real estate investment trust” within the meaning of Code Sections 856-860 (a “REIT”). In furtherance of the foregoing, the Partnership shall be operated at the direction of Starwood in a manner that will enable such Starwood Affiliate to comply with the income and asset requirements of Code Sections 856(c)(2), (c)(3) and (c)(4) and to avoid the imposition of tax on prohibited transactions under Code Section 857(b)(6) (as if the Partnership were a REIT). JVP shall, promptly upon Starwood’s request, make available to Starwood all data and information in the possession of JVP, the Partnership or any of its subsidiaries, which is determined by Starwood to be necessary or helpful to monitor compliance of the Partnership with the requirements for qualification and taxation as a REIT (as if the Partnership were a REIT). The General Partner is authorized and directed to cause the Partnership and any of its subsidiaries to take any actions (and JVP agrees to cooperate with any such actions) as it shall deem necessary in its reasonable judgment to comply with and effectuate the foregoing, including, without limitation, in Starwood’s discretion, to (a) hold investments or conduct activities, including marketing, listing and sale activities, through an entity classified as a corporation for U.S. federal income tax purposes and to cause such corporation to make an election to be treated as a “taxable REIT subsidiary” (a “TRS”) within the meaning of Code Section 856(l) and (b) capitalize such TRS with debt and equity and to cause such debt to be collateralized in such manner as will enable such debt to be a qualifying “real estate asset” for REIT purposes.  Notwithstanding anything herein to the contrary, JVP shall not cause the

Partnership to take, or refrain from taking, any action that Starwood determines could result in such Starwood Affiliate failing to qualify as a REIT or could result in the imposition of prohibited transaction taxes to such REIT and, in the event of any such determination by Starwood, Starwood shall notify JVP thereof and JVP shall cooperate with Starwood, at Starwood’s sole cost without reimbursement from the Partnership, to take such action, or refrain from taking action, in order to effectuate the intent of this Section 9.11 and Section 8.5 of the GP Agreement.  The Partners acknowledge and agree that Starwood may assign any or all of its rights or powers under this Agreement (including its right to designate committee representatives and to provide consents and approvals) to one or more of its Starwood Affiliates as it deems appropriate, and the exercise of any such rights or powers by a Starwood Affiliate shall have full force and effect under this Agreement and under the GP Agreement without the need for any further consent or approval. Starwood agrees to pay all Excess Compliance Costs without reimbursement from the Company or the Partnership and such payment shall not constitute a loan to the Partnership or a Capital Contribution or increase Starwood’s Capital Account; but if the Partnership incurs any Excess Compliance Costs, the provisions of Section 6.2(b) shall apply.

9.12.                     FCPA/OFAC.

(a)                                 In compliance with the Foreign Corrupt Practices Act, each Partner will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Partnership or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature.

The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

(b)                                 Each Partner agrees to notify immediately the other Partner of any request that such Partner or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

(c)                                  None of the Partners or any of their Affiliates, nor any of their respective members, and none of their respective officers or directors is, nor during the term of this Agreement while such Partner is a Partner, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action and is not engaged and, during the Term will not, engage in any dealings or transactions with or be otherwise associated with such persons or entities.

9.13.                     Crime Policy; Errors and Omissions Policy. The Partnership shall obtain and maintain, at all times and to cover all periods during the term of this Agreement, a crime policy and an errors and omissions policy with responsible companies with broad coverage of all of the General Partner’s, Starwood’s and JVP’s, as applicable, officers, employees or other persons acting in any capacity on behalf of the General Partner, Starwood, JVP or JVP Management, as applicable, with respect to the Property, the General Partner, the Partnership or any Subsidiary or handling funds, money, documents and papers on behalf of the General Partner, Starwood, JVP or JVP Management, as applicable, relating to the Property, the General Partner, the Partnership or any Subsidiary. Any such crime policy shall insure and protect the Partnership, Starwood and JVP, at a minimum, against losses, including, without limitation, those arising from theft, embezzlement, fraud, or misplacement of funds, money or documents by the General Partner, Starwood, JVP or JVP Management, but in all events with coverage of not less than $3,000,000 per incident.  Any such errors and omissions policy shall insure and protect the Partnership, the General Partner, Starwood and JVP against any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission committed in the conduct of the General Partner’s, Starwood’s and JVP’s duties hereunder. Both policies shall be in such form as is reasonably acceptable to Starwood and the General Partner.

9.14.                     Guaranties. If in connection with any financing or refinancing relating solely to any Non-Rental Pool Property or the acquisition thereof that is obtained by the Partnership or any Subsidiary, any Lender requires any guaranty of non-recourse carve-outs (a “Non-Recourse Guaranty”) and/or environmental indemnity (an “Environmental Indemnity”), JVP (or a credit-worthy Affiliate acceptable to the Lender) shall provide any such guaranty and/or indemnity, provided the form of such guaranty and/or indemnity is reasonably acceptable to JVP. Except as provided in the preceding sentence, none of the Partnership, the General Partner, JVP or Starwood shall be obligated to issue any guaranties or indemnities in connection with any financing or refinancing relating to the Property or the acquisition thereof, including without limitation, any completion guaranty or payment guaranty.  Either a Partner or an Affiliate of such Partner may, on a case by case basis and in its sole judgment, but subject to obtaining the written approval of the General Partner, Starwood and JVP, elect to provide credit enhancement for any financing or refinancing obtained by, or other obligation of, the Partnership or any Subsidiary in the form of guaranties, indemnifications, pledges of collateral or letters of credit to the provider of such loan or financing or the Person to whom such obligation is owed (a “Lender”), in each case to secure certain obligations of the Partnership or any Subsidiary (any such approved credit enhancement, shall be collectively to as “Credit Enhancement”). Credit Enhancement shall not include a Non-Recourse Guaranty or Environmental Indemnity required pursuant to the first sentence of this Section 9.14.  To the extent Starwood or an Affiliate of Starwood elects to provide Credit Enhancement, JVP shall have the right but not the obligation to provide such Credit Enhancement with Starwood on a pro rata basis (based on the respective Percentage Interests of Starwood and JVP). If at any time, (a) JVP or an Affiliate of JVP has provided a Non-Recourse Guaranty or an Environmental Indemnity or (b) a Partner or an Affiliate of a Partner has provided Credit Enhancement (i) in the form of a guaranty or indemnification (that is not a Non-Recourse Guaranty or Environmental Indemnity) where funds are paid to the Lender thereunder or costs are incurred in connection with the enforcement thereof, (ii) in the form of a pledge of collateral where such collateral is applied by the Lender or costs are incurred in connection with the enforcement thereof, or (iii) in the form of a letter of credit where such letter of credit is drawn upon or costs are incurred in connection with the enforcement thereof, provided, in each case above, such payment, application or draw is not incurred in connection with the fraud, gross negligence or intentional misconduct of such Partner or an Affiliate of such Partner, then such Partner shall be deemed to have made a loan to the Partnership in the amount of such payment, application or draw (any such loan, a “Credit Enhancement Loan”), which shall bear interest at the Default Loan Rate from the date advanced until repaid and shall be repaid on a priority basis from 100% of Distributions and shall have priority over all other payments or distributions payable to the Partners hereunder. If any Credit Enhancement Loan is made under this Section, the Partner who has made such loan shall have the unilateral right to issue a funding notice to the Partners to repay such loan and, within twenty (20) days after receipt of such notice, each Partner shall make a Capital Contribution equal to the Credit Enhancement Loan multiplied by its Percentage Interest (subject in JVP’s case to the JVP Cap). If any Partner fails to make a Capital Contribution required under this Section, then the non-failing Partner shall have the remedies set forth in Section 5.2(b).  To the extent any payment is required under either a Non-Recourse Guaranty or Environmental Indemnity and such payment is incurred in connection with the fraud, gross negligence or intentional misconduct of JVP or an Affiliate of JVP, the JVP Cap shall not be applicable.

Section 10.                                    Confidentiality.

(a)                                 Any information relating to the business, operation or finances of a Partner or the Partnership which are proprietary to, or considered proprietary by, such Partner or the Partnership is hereinafter referred to as “Confidential Information”; provided, however, general business plans, strategies, operating procedures, manuals, software programs and other information currently used by JVP and its Affiliates that do not specifically reference Starwood or the terms of the transactions contemplated under this Agreement shall not constitute Confidential Information. All of the above described confidential information in tangible form (plans, writings (including, without limitation, customer lists and marketing materials), drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Partner (including, without limitation, any marketing techniques), shall be presumed to be Confidential Information at the time of delivery to the receiving Partner. Each receiving Partner and the Partnership agrees: (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Partnership and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Partnership; provided that nothing herein shall prevent any Partner from disclosing any portion of such Confidential Information (1) to the Partnership and allowing the Partnership to use such Confidential Information in connection with the Partnership’s business, (2) pursuant to judicial order or in response to a governmental inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Partner, (3) as necessary or appropriate in connection with, or to prevent the audit by, a governmental agency of the accounts of any of the Partners, (4) in order to initiate, defend or otherwise pursue legal proceedings between the parties regarding this Agreement, (5) as necessary in connection with a Transfer of an Interest permitted hereunder or (6) to a Partner’s respective attorneys or accountants or other representatives, (7) as, and solely to the extent, required by Applicable Laws or applicable rules and regulations of a stock exchange, provided notice of such disclosure is first given to the General Partner and the other Partners prior to such disclosure, (8) which is or hereafter becomes public, other than by breach of this Agreement, (9) which was already in the receiving Partner’s possession prior to any disclosure of the Confidential Information to the receiving Partner by the divulging Partner, (10) which has been or is hereafter obtained by the receiving Partner from a third party not bound by any confidentiality obligation with respect to the Confidential Information, or (11) to any existing and prospective, direct or indirect, investors, lenders and other capital sources.

(b)                                 All Confidential Information shall be protected by the receiving Partner and the Partnership from disclosure with the same degree of care with which the receiving Partner protects its own Confidential Information from disclosure.  The Partnership, the Partners and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, the Confidential Information of the Partnership and the other Partner, except to the extent such information may be disclosed pursuant to Section 10(a) above or such disclosure is reasonably necessary in order to carry out the business of the Partnership.  Each Partner and the Partnership may, from time to time, provide the other Partners written notice of any Confidential Information which is subject to this Section 10.

(c)                                  In the event of any conflict between this Section 10 and Section 15.15, Section 15.15 shall control.

Section 11.                                    Representations and Warranties.

11.1.                     In General. As of the date hereof, each of the Limited Partners hereby makes each of the representations and warranties applicable to such Partner as set forth in Section 11.2. Such representations and warranties shall survive the execution of this Agreement.

11.2.                     Representations and Warranties. Each Limited Partner hereby represents and warrants that:

(a)                                 Due Incorporation or Formation; Authorization of Agreement. Such Partner is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.  Such Partner is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Partner has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action.  This Agreement constitutes the legal, valid and binding obligation of such Partner.

(b)                                 No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Partner of the transactions contemplated hereby (i) conflicts or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Partner or any of its Affiliates, (ii) conflicts or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Partner or any of its Affiliates or of any material agreement or instrument to which such Partner or any of its Affiliates is a party or by which such Partner or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) conflicts or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or, subject to Section 9.5, require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Partner or any of its Affiliates is a party or by which such Partner or any of its Affiliates or any of their properties or assets is or may be bound or (iv) results or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Partner or any of its Affiliates (other than upon the Property in the ordinary course of business of the Partnership consistent with the Annual Business Plan).

(c)                                  Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Partner under this Agreement or consummation by such Partner of any transaction contemplated hereby (a “Governmental Authorization”) has been completed, made or obtained on or before the date hereof, except for any Governmental Authorization relating to the collection of debts or the ownership of real property that JVP is not required to have completed, made or obtained until the Partnership collects the Loans or operates the Property, as applicable, in which case JVP shall complete, make or obtain such Governmental Authorization on or before the date required thereby.

(d)                                 Litigation. There are no actions,  suits,  proceedings or investigations pending, or, to the knowledge of such Partner, threatened against or affecting such Partner or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Partner’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner; such Partner or any of its Affiliates has not received any currently effective notice of any default, and such Partner or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Partner’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner.

(e)                                  Investigation.  Such Partner is acquiring its Interest based upon its own investigation, and the exercise by such Partner of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise.  Such Partner is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

(f)                                   Broker.  No broker, agent or other person acting as such on behalf of such Partner was instrumental in consummating this transaction and that no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

(g)                                  Investment Company Act.  Such Partner will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended, nor will the Partnership be required to so register as a result of such Partner holding an interest therein.

(h)                                 Securities Matters.

(i)                                     None of the Interests are registered under the Securities Act or any state securities laws.  Such Partner understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement.  Such Partner is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(ii)                                  Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests.  Such Partner is acquiring the Interests solely for such Partner’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(iii)                               Such Partner is unaware of, and in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the

Interests, and no Partner has taken any action which could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Partnership directly) or the like relating to the transactions contemplated hereby.

(iv)                              Such Partner is not relying on the Partnership or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Partner has relied on the advice of only such Partner’s Advisors.

(v)                                 Such Partner understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available.  Such Partner agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement.

(vi)                              Such Partner has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.

(vii)                           Such Partner has significant prior investment experience, including investment in non-listed and non-registered securities.  Such Partner is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Partner’s entire investment in the Partnership in the event such a loss should occur.  Such Partner’s overall commitment to investments which are not readily marketable is not excessive in view of such Partner’s net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive.  The investment in the Interests is suitable for such Partner.

(viii)                        Such Partner represents to the Partnership that the information contained in this subparagraph (h) and in all other writings, if any, furnished to the Partnership with regard to such Partner (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Partnership in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Section 12.                                    Sale, Assignment, Transfer or other Disposition.

12.1.                     Prohibited Transfers.  Except as otherwise provided in this Section 12, Section 5.2(a), Section 5.2(b) or Section 14.6, no Partner shall Transfer all or any part of its Interest, whether legal or beneficial, in the Partnership, and any attempt to so Transfer such Interest (and such Transfer) shall be null and void and of no effect.  Notwithstanding the foregoing, Starwood shall have the right at any time to pledge to a lender or creditor, directly or indirectly, all or any part of its Interest in the Partnership for such purposes as it deems necessary in the ordinary cause of its business and operations.

12.2.                     Affiliate Transfers.  Subject in each case to the prior written approval of the General Partner and Starwood of any proposed transferee (and any Affiliate of such transferee), any Partner may Transfer all or any portion of its Interest in the Partnership at any time to an Affiliate of such Partner, provided that such Affiliate shall remain an Affiliate of such Partner at all times that such Affiliate holds such Interest.  If such Affiliate shall thereafter cease being an Affiliate of such Partner while such Affiliate holds such Interest, such cessation shall be a non-permitted Transfer.  Notwithstanding anything herein to the contrary, JVP shall have the right to issue profits interests in JVP (but not in the Partnership) to its employees (or to employees of its affiliates) under the terms of its governance documents so long as (a) the Key Individuals continue to have direct or indirect control over JVP and (b) such issuance of profits interests shall not create any additional costs for the General Partner, the Partnership or Starwood (e.g., financial or tax reporting supplements), or in the event of any such additional costs, such additional costs are borne solely by JVP.

12.3.                     Admission of Transferee.  Notwithstanding anything in this Section 12 to the contrary and except as provided in Sections 5.2(a), 5.2(b), 12.1 and 14.6, no Transfer of Interests in the Partnership shall be permitted unless the potential transferee is admitted as a Partner under this Section 12.3.  If a Partner Transfers all or any portion of its Interest in the Partnership, such transferee may become a Partner if (i) such transferee executes and agrees to be bound by this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Partnership in connection with such assignment and substitution and (iii) the transferor and transferee execute such documents and deliver such certificates to the Partnership and the remaining Partners as may be required by applicable law or otherwise advisable.  Notwithstanding the foregoing, any Transfer or purported Transfer of any Interest, whether to another Partner or to a third party, shall be of no effect, and such transferee shall not become a Partner, if the General Partner or Starwood determines in its sole discretion that:

(a)                                 the Transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;

(b)                                 as a result of such Transfer the Partnership would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder; or

(c)                                  as a result of such Transfer, the Partnership would or may have in the aggregate more than one hundred (100) members and material adverse federal income tax consequences would result to a Partner or cause the Partnership to be taxable as a corporation for federal income tax purposes.  For purposes of determining the number of members under this Section 12.3(c), a “beneficial owner” indirectly owning an interest in the Partnership through a “flow-through entity” shall be considered a member, but only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Partnership and (ii) in the sole discretion of the General Partner, a principal purpose of the use of the flow-through entity is to permit the Partnership to satisfy the 100-member limitation.

The General Partner may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an Interest of a Partner and from any Partner as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determinations under this Section 12.3.

12.4.                     Withdrawals.  Each of the Partners does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Partnership, except as a result of a Transfer of its entire Interest in the Partnership permitted under the terms of this Agreement and that it will carry out its duties and responsibilities hereunder until the Partnership is terminated, liquidated and dissolved under Section 13.  No Partner shall be entitled to receive any distribution or otherwise receive the fair market value of its Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

Section 13.                                    Dissolution.

13.1.                     Limitations.  The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 13, and, to the fullest extent permitted by law but subject to the terms of this Agreement, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership’s assets.

13.2.                     Exclusive Events Requiring Dissolution.  The Partnership shall be dissolved only upon the earliest to occur of the following events (a “Dissolution Event”):

(a)                                 the expiration of the specific term, if any, set forth in Section 2.5;

(b)                                 at any time at the election of the General Partner and/or Starwood in writing;

(c)                                  at any time there are no Partners (unless otherwise continued in accordance with the Act); or

(d)                                 the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

13.3.                     Liquidation.  Upon the occurrence of a Dissolution Event, the business of the Partnership shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Partnership pursuant to the provisions of this Section 13.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)                                 The General Partner shall cause to be prepared a statement setting forth the assets and liabilities of the Partnership as of the date of dissolution, a copy of which statement shall be furnished to all of the Partners.

(b)                                 The property and assets of the Partnership shall be liquidated by sale, or, if elected by the General Partner, distributed in kind pursuant to Section 6.6, in either case, under the direction and supervision of the General Partner as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.

(c)                                  Any gain or loss realized by the Partnership upon the sale of its Non-Rental Pool Property shall be deemed recognized and allocated to the Partners in the manner set forth in Section 7.1.  To the extent that an asset is to be distributed in kind pursuant to

Section 6.6, such asset shall be deemed to have been sold at its Net Market Value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7.1 and the amount of the distribution shall be considered to be such Net Market Value of the asset.

(d)                                 The proceeds of sale and all other assets of the Partnership shall be applied and distributed as follows and in the following order of priority:

(i)                                     to the satisfaction of the debts and liabilities of the Partnership (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment), other than liabilities to Partners or former Partners for distributions;

(ii)                                  to the satisfaction of loans made pursuant to Section 5.2(b) and Section 9.14 in proportion to the outstanding balances of such loans at the time of payment;

(iii)                               to Starwood, in accordance with Section 6.5 to the extent such proceeds of sale or other assets constitute Rental Pool Proceeds, and

(iv)                              the balance, if any, to the Partners in accordance with (and subject to the limitations set forth in) Section 6.1.

13.4.                     Continuation of the Partnership.  Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Partner shall not in and of itself cause the dissolution of the Partnership, and the Partners are expressly authorized to continue the business of the Partnership in such event, without any further action on the part of the Partners.

Section 14.                                    Indemnification.

14.1.                     Exculpation of Partners.  No Limited Partner, General Partner or officer of the Partnership (or their respective agents, officers, directors, members, managers, partners, shareholders or employees) shall be liable to the Partnership or to the other Partners for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Partnership, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Limited Partner, General Partner or officer (or their respective agents, officers, directors, members, managers, partners, shareholders or employees) or the willful breach of any obligation under this Agreement.  No Limited Partner, General Partner or officer of the Partnership (or their respective agents, officers, directors, members, managers, partners, shareholders or employees) shall have any liability for failing to take any action requiring the consent of a Partner if such Partner fails to grant such consent.

14.2.                     Indemnification by Partnership.  The Partnership hereby indemnifies, holds harmless and defends the Limited Partners, the General Partner, the Representatives, the officers of the Partnership and each of their respective agents, officers, directors, members, partners, shareholders and employees from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (i) their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, without limitation, the provision of Credit Enhancement (but specifically excluding from such indemnity by the Partnership any such loss, expense, damage or injury incurred by such party under so called “bad boy” guaranties or similar agreements which provide for recourse to such Partner or its Affiliate as a result of its willful failure to comply with covenants, willful misconduct or gross negligence), (ii) their status as Limited Partners, General Partners, representatives, employees or officers of the Partnership (or their respective agents, officers, directors, members, managers, partners, shareholders or employees), or (iii) the Partnership’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Partnership or any of its Subsidiaries), if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct by the indemnified party or as a result of the willful breach of any obligation under this Agreement by the indemnified party.  For the purposes of this Section 14.2, officers, directors, members, employees and other representatives of Affiliates of a Partner who are functioning as representatives of such Partner in connection with this Agreement shall be considered representatives of such Partner for the purposes of this Section 14.  Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Partnership in advance of the final disposition of such proceeding upon receipt by the Partnership of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Partnership and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

14.3.                     Indemnification by Partners for Misconduct.

(a)                                 JVP hereby indemnifies, defends and holds harmless the Partnership, the General Partner, Starwood and each of their subsidiaries and their affiliates, agents, officers, directors, members, partners, shareholders and employees from and against all losses, costs, expenses, damages, claims and liabilities as a result of or arising out of any fraud, gross negligence, or willful or wanton misconduct on the part of, or by, JVP, JVP Management, any representative or officer appointed by JVP or any officer, director, member, partner, shareholder or employee of JVP or JVP Management, and to the extent proceeds from any insurance policy that the Partnership is required to maintain under Section 9.13 are payable to JVP in connection with any of the conduct described in this Section 14.3(a), JVP hereby assigns its interest, if any, in such proceeds to the indemnitees, as their interests may appear, up to the amount of the loss, damage or liability suffered by each.

(b)                                 Starwood hereby indemnifies, defends and holds harmless the Partnership, the General Partner, JVP and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud or willful or wanton misconduct on the part of, or by, Starwood, any representative appointed by Starwood or any officer, director, member, shareholder or employee of Starwood, and to the extent proceeds from any insurance policy that the Partnership is required to maintain under Section 9.13 are payable to Starwood in connection with any of the conduct described in this Section 14.3(b), Starwood hereby assigns its interest, if any, in such proceeds to the indemnitees, as their interests may appear, up to the amount of the loss, damage or liability suffered by each.

14.4.                     General Indemnification by the Partners.

(a)                                 Notwithstanding any other provision contained herein but subject to Section 14.4(b), each Limited Partner (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Partners, the Partnership and each of their subsidiaries and their agents, officers, directors, members, managers, partners, shareholders, representatives and employees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party (or any Affiliate of the Indemnifying Party), whether in this Agreement or in any Collateral Agreement (collectively, the “Inducement Agreements”).

(b)                                 Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Partners under this Section 14.4 shall be limited to such Indemnifying Party’s Interest in the Partnership; provided, however, that recourse against Starwood under its indemnity obligations under this Agreement or otherwise shall be further limited to an aggregate amount equal to the value of JVP’s Interest as determined by and being limited to the then current liquidation value of JVP’s Interest (without giving effect to any impairment of such value resulting from the action giving rise to the indemnification) assuming the Partnership were liquidated for Fair Market Value in an orderly fashion, and all net proceeds thereof were distributed, in accordance with Section 13.

(c)                                  The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise.  The terms of this Section 14 shall survive termination of this Agreement.

14.5.                     Rental Pool Indemnification.  Starwood hereby indemnifies, defends and holds harmless the Partnership, the General Partner, JVP and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees (collectively, the “Indemnitees”) from and against any loss, expense, damage or injury suffered or sustained by any Indemnitee (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) as a result of or arising out the acquisition, ownership, operation, management, leasing, financing and sale or other disposition of any Rental Pool Asset, and to the extent proceeds from any insurance policy that the Partnership is required to maintain under Section 9.13 are payable to Starwood in connection with any of the conduct described in this Section 14.5, Starwood hereby assigns its interest, if any, in such proceeds to the Indemnitees, as their interests may appear, up to the amount of the loss, damage or liability suffered by each.  Reasonable expenses incurred by an Indemnitee in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed to the Indemnitee by Starwood in advance of the final disposition of such proceeding upon receipt by Starwood of

(a) written affirmation by the Indemnitee requesting indemnification of its good faith belief that it is entitled to indemnification by Starwood and (b) a written undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification, which undertaking shall be an unlimited general obligation of such Indemnitee but need not be secured. Notwithstanding anything herein to the contrary, Starwood’s indemnification of the Indemnitees shall not extend to or cover losses, claims, damages or expenses proximately caused by an Indemnitee’s negligence, gross negligence or willful misconduct.

14.6.                     Pledge of JVP Interest.

(a)                                 As security for the indemnity obligations of JVP under Sections 14.3(a) and 14.4 (collectively, the “Inducement Obligation”), JVP shall execute and deliver to Starwood a certain Pledge Agreement (the “Pledge Agreement”) and related documents pursuant to which JVP grants to Starwood a lien upon and a continuing interest in JVP’s Interest in the Partnership including all payments due or to become due to JVP hereunder from and after the entry of a judgment described in Section 14.6(c) and such other rights pledged under the Pledge Agreement (collectively, the “Indemnity Collateral”).  Any Transfer by JVP of its Interest shall be subject to the lien and security interest granted hereby until and unless such lien and security interest are released by Starwood.

(b)                                 JVP hereby authorizes Starwood to prepare and file UCC financing statements and such other documents and take such other action necessary to grant to Starwood a fully perfected first priority security interest in all of JVP’s Interest in the Partnership.  Each Starwood Indemnified Party shall have all of the rights now or hereafter existing under applicable law, and all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions, with respect to the Indemnity Collateral, and JVP agrees to take all such actions at the expense of the requesting Starwood Indemnified Party as may be reasonably requested of it by a Starwood Indemnified Party to ensure that the Starwood Indemnified Parties can realize on such security interest.

(c)                                  In the event a Starwood Indemnified Party obtains a judgment on account of an Inducement Obligation that is not satisfied within thirty (30) days, then Starwood shall, to the fullest extent permitted by law, be deemed, without payment of further consideration or the taking of further action by JVP or any of its Subsidiaries, to have acquired from JVP such portion of the Indemnity Collateral as shall be equal in value (as reasonably determined by Starwood) to the amount of the judgment; provided, at the request of Starwood, JVP shall execute and deliver to Starwood an amendment to this Agreement to reflect the change in the Interests and Percentage Interests of the Partners.

Section 15.                                    Miscellaneous.

15.1.                     Notices.

(a)                                 All notices, requests, approvals, authorizations, consents and other communications required or permitted under this Agreement shall be in writing (whether or not expressly stated as to be in writing hereunder) and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, or sent via facsimile (provided such facsimile is immediately followed by the delivery of an original copy of same via one of the other foregoing delivery methods) addressed to:

If to Starwood:

c/o Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: Nick Haechler

Telecopier: (203) 422-8192

with a copy to (which shall not constitute notice):

c/o Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: Andrew Sossen

Telecopier: (203) 422-8192

If to JVP:

Prime Asset Fund

PO BOX 447

Odessa, FL  33556

Attn:  Bruce Korman

Facsimile:  (213) 477-2225

with a copy to (which shall not constitute notice):

Brian D. Walters, Esq.

24152 Lyons Avenue #102

Newhall, CA  91321

Facsimile:  (213) 402-5010

and a copy to (which shall not constitute notice):

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, CA  90067

Attn:  Sandy Presant, Esq.

Facsimile:  (310) 586-0255

If to the General Partner:

Prime Asset Fund

PO BOX 447

Odessa, FL  33556

Attn:  Bruce Korman

Facsimile:  (213) 477-2225

and:

c/o Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: Nick Haechler

Telecopier: (203) 422-8192

with a copy to (which shall not constitute notice):

Brian D. Walters, Esq.

24152 Lyons Avenue #102

Newhall, CA  91321

Facsimile:  (213) 402-5010

with a copy to (which shall not constitute notice):

c/o Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention: Andrew Sossen

Telecopier: (203) 422-8192

(b)                                 Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery or overnight courier service or facsimile, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed (provided, however, if such actual delivery occurs after 5:00 p.m. (local time where received), then such notice or demand shall be deemed delivered on the immediately following business day after the actual day of delivery).

(c)                                  By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

15.2.                     Governing Law.  This Agreement and the rights of the Partners hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware. Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York and agrees that all matters involving this Agreement shall be heard and determined in such courts.  Each of the parties hereto waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto designates CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in the State of New York, which designation may only be changed on not less than ten (10) days’ prior notice to all of the other parties.

15.3.                     Successors.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns.  Except as otherwise provided herein, any Partner who Transfers its Interest as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such Transfer.

15.4.                     Pronouns.  Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

15.5.                     Table of Contents and Captions Not Part of Agreement.  The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

15.6.                     Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Partners shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the Partners without renegotiation of any material terms and conditions stipulated herein.

15.7.                     Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.8.                     Entire Agreement and Amendment.  This Agreement and the other written agreements described herein between the parties hereto entered into as of the date hereof, constitute the entire agreement between the Partners relating to the subject matter hereof.  In the event of any conflict between this Agreement and such other written agreements, the terms and provisions of this Agreement shall govern and control.  Starwood may amend this Agreement at any time provided that no amendment (other than an amendment necessary to implement the rights of the parties and/or any decisions made hereunder) which would have a material adverse effect on JVP shall be effective without the prior written consent of JVP.  No amendment or waiver by the General Partner or Starwood shall be enforceable against the General Partner or Starwood unless it is in writing and duly executed by the General Partner and Starwood.

15.9.                     Further Assurances.  Each Partner agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.

15.10.              No Third Party Rights.  The provisions of this Agreement are for the exclusive benefit of the Partners and the Partnership, and no other party (including, without limitation, any creditor of the Partnership) shall have any right or claim against any Partner by reason of those provisions or be entitled to enforce any of those provisions against any Partner, except that (a) those provisions of this Agreement which expressly confer a right or benefit upon Starwood are expressly hereby for the benefit of and enforceable by Starwood as an express third party beneficiary hereof, and (b) those provisions of this Agreement conferring a benefit on an Indemnitee or an Indemnified Party are expressly hereby for the benefit of and enforceable by such Indemnitee or Indemnified Party as an express third party beneficiary hereof.

15.11.              Incorporation by Reference.  Every Exhibit and Annex attached to this Agreement is incorporated in this Agreement by reference.

15.12.              Limitation on Liability.  Except as set forth in Section 14 and with respect to a Default Loan as set forth in Section 5.2(b) and as set forth in Section 6.4(c), the Limited Partners shall not be bound by, or be personally liable for, by reason of being a Partner, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Partnership, and the liability of each Limited Partner shall be limited solely to the amount of its Capital Contributions as provided under Section 5.  Except for the obligations under Sections 14.3(a) and 6.4(c), any claim against any Limited Partner (the “Partner in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, the Interest of such Partner in Question, the proceeds of the sale by the Partner in Question of such Interest or the undivided interest in the assets of the Partnership distributed to the Partner in Question pursuant to Section 13.3(d) hereof.  Except for the obligations under Sections 14.3(a) and 6.4(c), any right to proceed against (i) any other assets of the Partner in Question or (ii) or any agent, officer, director, member, manager, partner, shareholder or employee of the Partner in Question or the assets of any such Person, as a result of such a claim against the Partner in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

15.13.              Remedies Cumulative.  The rights and remedies given in this Agreement and by law to a Partner shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Partner under the provisions of this Agreement or given to a Partner by law.  In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorney’s fees and costs incurred in connection therewith.

15.14.              No Waiver.  One or more waivers of the breach of any provision of this Agreement by any Partner shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Partner to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Partner by reason of such breach be deemed a waiver by a Partner of its remedies and rights with respect to such breach.

15.15.              Limitation On Use of Names.  Notwithstanding anything contained in this Agreement or otherwise to the contrary, each of Starwood and JVP as to itself agrees that neither it nor any of its Affiliates, agents, officers or representatives is granted a license to use or shall use the name of the other under any circumstances whatsoever, except such name may be used in furtherance of the business of the Partnership but only as and to the extent unanimously approved by the Partners.  Without limiting the foregoing, without the prior written consent of Starwood, the name “Starwood” may not be used or appear in any press release or any sale, marketing or investment materials of JVP or its Affiliates, agents, officers or representatives, except for that certain private placement memorandum that is in final form as of the date hereof. For the sake of clarity, no new private placement memorandums nor any updates or supplements to any existing private placement memorandums may be issued or otherwise disbursed by JVP or its Affiliates after the date hereof that include the name “Starwood” without the prior written consent of Starwood.

15.16.              Publicly Traded Partnership Provision.  Each Partner hereby severally covenants and agrees with the other Partners for the benefit of such Partners, that (i) it is not currently making a market in Interests in the Partnership and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder.  Each Partner further agrees that it will not assign any Interest in the Partnership to any assignee unless such assignee agrees to be bound by this Section and to assign such Interest only to such Persons who agree to be similarly bound.

15.17.              Uniform Commercial Code.  The interest of each Partner in the Partnership shall be an “uncertificated security” governed by Article 8 of the Delaware UCC and the UCC as enacted in the State of New York (the “New York UCC”), including, without limitation, (i) for purposes of the definition of a “security” thereunder, the interest of each Partner in the Partnership shall be a security governed by Article 8 of the Delaware UCC and the New York UCC and (ii) for purposes of the definition of an “uncertificated security” thereunder.

15.18.              Public Announcements.  Neither JVP nor any of its Affiliates shall, without the prior approval of Starwood, issue any press releases or otherwise make any public statements or other disclosure with respect to the Partnership or the transactions contemplated by this Agreement or its affiliation with Starwood, Starwood Property Trust or Starwood Capital Group, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange; provided that JVP or such Affiliate has used reasonable efforts to obtain the approval of Starwood prior to issuing such required press release or making such required public disclosure.  Notwithstanding the foregoing, JVP may verbally (or in email communications) disclose, without more, the Partnership’s affiliation with Starwood Property Trust to potential or existing trading partners (e.g., sellers, buyers and vendors) of the Partnership, provided, however, that Starwood may rescind this right at any time in its sole discretion, and further provided that JVP shall not claim or make any statement to potential or existing trading partners (or anyone else) to the effect that Starwood is in any way exclusive to the Partnership or to JVP or any Affiliate.

15.19.              No Construction Against Drafter.  This Agreement has been negotiated and prepared by Starwood and JVP and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

15.20.              Insurance.  During the term of this Agreement after the acquisition of the Property, the General Partner, on behalf of the Partnership, shall procure and maintain insurance as is determined to be appropriate by the General Partner (in form and with endorsements, waivers and deductibles and with insurance companies, designated or approved by the General Partner) naming the Partnership, the General Partner, Starwood and JVP as insureds thereunder.

15.21.              Conflict Matters.  Each Partner acknowledges and agrees that (a) the law firm that is representing Starwood in connection with the negotiation of this Agreement (Sidley Austin LLP) may represent the Partnership and any Partner in future matters, whether related or unrelated to this Agreement and (b) the law firm that is representing JVP in connection with the negotiation of this Agreement (Greenberg Traurig, LLP) may represent the Partnership and any Partner in future matters, whether related or unrelated to this Agreement, provided that such law firm will not represent JVP in a litigation matter against Starwood.

15.22.              Arbitration.  In the event of any controversy, dispute or claim arising out of or related to the termination of JVP Management “for cause” as referenced in Section 9.10(d), the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute.  If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim within (30) days after the commencement of such negotiations, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single neutral arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the JAMS Streamlined Arbitration Rules and Procedures (the “Procedures”), subject to the following (the parties hereby agree that, notwithstanding anything to the contrary in the Procedures, in the event that there is a conflict between the provisions of the Procedures and the provisions of this Agreement, the provisions of this Agreement shall control):

(a)                                 The Arbitrator shall be determined from a list of names of three impartial arbitrators, each of whom shall be experienced in arbitration matters concerning loan portfolio and/or residential property management portfolio and/or mortgage loan special servicing disputes, supplied by the JAMS and chosen by Starwood and JVP each in turn striking a name from the list until one name remains (with JVP being the first to strike a name).

(b)                                 The Arbitrator shall determine whether a “for cause” termination of the applicable JVP Management entity was valid.  If the Arbitrator determines in favor of JVP, the Arbitrator may award in favor of JVP, as damages, an amount up to all of (i) the JVP Asset Management Fees and (ii) the Transfer Fees (as defined in the Rental Pool Agreement), that, in each case, JVP Management would have received subsequent to such improper termination up through the date JVP Management is reinstated in full with a going forward right to earn JVP Management Fees and Transfer Fees.  Further the Arbitrator shall award to the prevailing party, as determined by the Arbitrator, 100% of the prevailing party’s attorneys’ fees and related costs and expenses incurred by the prevailing party in pursuing or defending any such claim or arbitration, and such amounts will be paid by the non-prevailing party.

Additionally and notwithstanding the foregoing, to the extent required by law, the Partnership will pay the fees of the Arbitrator.

(c)                                  The Arbitrator shall not have the power to award damages for diminution of value, consequential damages, special damages, incidental damages, punitive damages, exemplary damages or other unforeseen damages.

(d)                                 The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement.  The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Section 15.22 in respect of the issue before the Arbitrator.  The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement.  The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(e)                                  The Arbitrator’s written decision shall be in writing stating the basis for the decision and shall be rendered within thirty (30) days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute.  To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within ten (10) days of its determination by the Arbitrator). The award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the parties.

(f)                                   Unless the parties otherwise agree in writing, the arbitration shall take place in New York, New York.

(g)                                  The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h)                                 The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(i)                                     The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure consistent with applicable law to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute.  At any oral hearing of evidence in connection with arbitration proceeding, each party and its counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party.  No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

(j)                                    Notwithstanding the dispute resolution procedures contained in this Section 15.22, either party may apply to any court sitting in New York, New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 15.22.

(k)                                 All decisions on behalf of the Partnership or General Partner required or appropriate under or pursuant to the provisions of this Section 15.22, including, without limitation, all decisions with respect to the manner in which any arbitration pursuant hereto shall be conducted, shall be made by Starwood or its designee, acting on behalf of the Partnership or General Partner.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement is executed by the Partners effective as of the date first set forth above.

SRP PRIMESTAR, L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Signature

PRIME ASSET FUND VI, LLC, a Delaware limited liability company

By:	/s/ Bruce Korman
	Name:	Bruce Korman
	Title:	Managing Director

PRIMESTAR FUND I GP, L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Signature

Signature Page	Limited Partnership Agreement
(PrimeStar Fund I, L.P.)

JOINDER

In consideration of the execution by SRP PrimeStar, L.L.C., a Delaware limited liability company (“Starwood”) of that certain limited partnership agreement of which this Joinder forms a part (the “Agreement”), the undersigned, BRUCE KORMAN and JAMIE RAND (who are each hereinafter referred to as a “Guarantor” and together as “Guarantors”), jointly and severally do hereby absolutely, unconditionally and irrevocably guarantee to Starwood and the Partnership (the “Guaranteed Parties”), and each of them, that all obligations (the “Obligations”) of JVP under Sections 6.4(c) and 14.3(a) of the Agreement will be fully and timely satisfied; provided, however, that a Guarantor’s guarantee under this Joinder shall not apply to JVP’s obligations under Section 14.3(a) so long as (a) the losses, costs, expenses, damages, claims and liabilities required to be indemnified by JVP under Section 14.3(a) do not arise out the fraud, gross negligence, or willful or wanton misconduct on the part of such Guarantor and (b) the insurance required to be obtained and maintained under Section 9.13 is in place.  In addition, Guarantors shall fully and promptly pay upon written demand, all costs and expenses, including reasonable fees and out-of-pocket expenses of attorneys and expert witnesses, incurred by any Guaranteed Party as the prevailing party in enforcing its rights under this Joinder.  Capitalized terms used in this Joinder and not otherwise defined herein shall have the same meanings as set forth in the Agreement.  Guarantors represent and acknowledge that Guarantors own substantial interests in and have control over JVP, that Guarantors will derive substantial benefits from the entry by JVP and the Partnership into the Agreement and the transactions contemplated thereby, that Guarantors’ execution of this Joinder is a material inducement and condition to the Partnership’s execution of the Agreement and that Starwood is, for all purposes, a third-party beneficiary of this Joinder.

Each Guarantor unconditionally waives any guarantor or suretyship defenses that might otherwise be available to such Guarantor.  The obligations of Guarantors under this Joinder are independent of the obligations of JVP under the Agreement and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantors whether or not either Guarantor or both Guarantors together is the alter ego of JVP and whether or not JVP is joined therein or a separate action or actions are brought against JVP.  The obligations of Guarantors hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, the following, any of which may be taken without the consent of, or notice to, Guarantors, nor shall any of the following give Guarantors any recourse or right of action against any Guaranteed Party: (a) any express or implied amendment, modification, renewal, addition, supplement, extension of the Obligations or the Agreement; (b) any exercise or non-exercise by any Guaranteed Party of any right or remedy under the Agreement or this Joinder or available at law or in equity; (c) any Bankruptcy/Dissolution Event relating to either Guarantor, JVP or any Affiliate of JVP, or any action taken with respect to Partnership or this Joinder by any trustee or receiver, or by any court, in any such proceeding, whether or not either Guarantor shall have had notice or knowledge of any of the foregoing; (d) any release or discharge of JVP from its liability under the Obligations or any release or discharge of any other party at any time directly or contingently liable for the Obligations; (e) any subordination, compromise, release (by operation of law or otherwise), discharge, compound, collection, or liquidation of any or all of the Property, or any substitution with respect thereto; (f) any assignment or other transfer of any interest in Partnership, in whole or in part; and (g) any acceptance of partial performance of the Obligations.

Guarantors agree to pay all costs and expenses, including reasonable attorneys’ fees, which may be incurred by any Guaranteed Party in any effort to collect or enforce any of the Obligations, whether or not any lawsuit is filed, including all costs and attorneys’ fees incurred by any Guaranteed Party as the prevailing party in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding).  Such amounts shall bear interest until paid at 10% per annum compounded monthly.  Guarantors shall not have the right to assign any of its rights or obligations under this Joinder.

The following Sections of the Agreement shall apply to this Joinder as though herein set forth in full, mutatis mutandis (and, without limitation on the foregoing, references to “the Partners”, “JVP” and “this Agreement” therein shall be deemed changed for this purpose to “the parties”, “Guarantor” and “this Joinder”, respectively):  15.1, 15.2 through 15.17, inclusive.

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date of the Agreement.

/s/ Bruce Korman
Bruce Korman

/s/ Jamie Rand
Jamie Rand

Signature Page	Limited Partnership Agreement Joinder
(PrimeStar Fund I, L.P.)

AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT

OF

PRIMESTAR FUND I, L.P.

This Amendment to Limited Partnership Agreement (this “Amendment”) of Primestar Fund I, L.P. (the “JV”), is made as of February 7, 2013, by and among SRP PrimeStar, L.L.C., a Delaware limited liability company, as a limited partner (“Starwood”), Prime Asset Fund VI, LLC, a Delaware limited liability company, as a limited partner (“JVP”), and PrimeStar Fund I GP, L.L.C., a Delaware limited liability company, as the general partner of the JV (“GP”).

WHEREAS, Starwood, JVP and GP executed and delivered that certain Limited Partnership Agreement of the JV, dated as of November 8, 2012 (the “LP Agreement) (and each initially capitalized term used but not defined in this Amendment shall have the meaning given such term in the LP Agreement);

WHEREAS, Starwood, SRP Sub, LLC, a Delaware limited liability company (“SW Rental Holder”), and JVP entered into that certain Rental Pool Agreement, dated as of November 8, 2012 (the “Rental Pool Agreement”);

WHEREAS, the LP Agreement provides that, except with respect to any Excluded Rental Pool Cash, Starwood is intended to receive all the benefits of, and bear all the burdens of ownership of the Rental Pool;

WHEREAS, the Rental Pool Agreement provides that each Rental Pool Asset excluding any Excluded Rental Pool Cash, is intended to be treated, for federal income tax purposes, as beneficially owned solely by Starwood:

WHEREAS, Section 6.5(b) of the LP Agreement provides that, in Starwood’s discretion, it has the right to direct that a Rental Pool Asset be distributed in kind to Starwood;

WHEREAS, SW Rental Holder is the sole member of Starwood;

WHEREAS, Starwood has determined that, upon distribution of each Rental Pool Asset from the JV, title to such Rental Pool Asset shall be held by SW Rental Holder, rather than by Starwood;

WHEREAS, Starwood desires to amend the LP Agreement to expressly provide that the JV, at Starwood’s direction, shall direct deed any Rental Pool Asset to SW Rental Holder:

WHEREAS, JVP and GP agree that such amendment is consistent with the general intent and terms of the LP Agreement and with the express terms of the Rental Pool Agreement:

WHEREAS, the parties hereto desire to expressly amend the LP Agreement as further set forth herein.

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NOW, THEREFORE, in consideration of the foregoing, Starwood, JVP and GP agree as follows:

1.    Section 6.5(b) of the LP Agreement is hereby deleted and replaced in its entirety with the following:

“(b)        In the discretion of Starwood, any Rental Pool Asset may be (i) distributed in kind to Starwood or (ii) deemed distributed in kind to Starwood but direct deeded to Starwood’s sole member, SRP Sub, LLC, in each case (A) at Starwood’s election and (B) Starwood’s Capital Account shall be charged with an amount equal to the Rental Pool Value of such Rental Pool Asset.”

2.    Both instances of the following parenthetical “(and to Starwood pursuant to Section 6.5)” in Section 7.1 are hereby deleted and each is replaced in its entirety with the following:

“(and to Starwood (or directly to SRP Sub, LLC if so directed by Starwood) pursuant to Section 6.5)”

3.    Section 9.2(a)(ii) of the LP Agreement is hereby deleted and replaced in its entirety with the following:

“(ii) be distributed to Starwood (or directly to SRP Sub, LLC if so directed by Starwood) in accordance with Section 6.5(b), or”

4.    Other than as set forth in this Amendment, the terms and provisions of the I P Agreement shall remain unmodified and in full force and effect.

5.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each such counterpart may be delivered in PDF format.

6.    This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of Delaware.

[NO FURTHER TEXT ON THIS PAGE: SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

PARTNERS:

SRP PRIMESTAR, L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Sossen
Name:	Andrew J. Sossen
Title:	Authorized Signature

PRIME ASSET FUND VI, LLC, a Delaware limited liability company

By:	/s/ Bruce Korman
Bruce Korman, Managing Director

PRIMESTAR FUND I GP. L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Sossen
Name:	Andrew J. Sossen
Title:	Authorized Signature

Signature Page to Amendment to Limited Partnership Agreement of PrimeStar Fund I, LP

SECOND AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT

OF

PRIMESTAR FUND I, L.P.

THIS SECOND AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT of PrimeStar Fund I, L.P. (this “Amendment”) is made and is effective as of March 27, 2013, by and between SRP PrimeStar, L.L.C., a Delaware limited liability company, as a limited partner (“Starwood”), Prime Asset Fund VI, LLC, a Delaware limited liability company, as a limited partner (“JVP”), and PrimeStar Fund I GP, L.L.C., a Delaware limited liability company, as a general partner (“PSF I GP”, and with Starwood and JVP individually, each, a “Partner”, and collectively, the “Partners”).

W I T N E S S E T H:

WHEREAS, the Partners entered into that certain Limited Partnership Agreement of PrimeStar Fund I, L.P. effective as of November 8, 2012, and amended same pursuant to that certain Amendment to Limited Partnership Agreement of PrimeStar Fund I, L.P. dated February 7, 2013 (together, the “Original Agreement”) regarding the governance PrimeStar Fund I, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used herein shall have the meanings ascribed to such terms in the Original Agreement;

WHEREAS, the Partners desire cause the Partnership to invest in two (2) separate Investment Opportunities described as follows: “Second Acquisition” shall mean the acquisition from NNPL TRUST SERIES 2012-I of a pool of Loans and REO (if any) for a purchase price of approximately $104,141,797; and “Third Acquisition” shall mean the acquisition from J.P. Morgan Mortgage Acceptance Corp. of a pool of Loans and REO (if any) for a purchase price of approximately $31,186,507. The Initial Acquisition, Second Acquisition and Third Acquisition shall be collectively referred to herein as the “First Year Acquisitions”;

WHEREAS, for the benefit of JVP, Section 5.2 of the Original Agreement imposes a limit on mandatory Capital Contributions by JVP in the amount of $1,000,000 with respect to the Initial Acquisition only;

WHEREAS, Section 5.2 of the Original Agreement does not impose, for the benefit of JVP, any maximum additional Capital Contribution amount on any investments in Investment Opportunities subsequent to the Initial Acquisition;

WHEREAS, JVP desires to limit its mandatory Capital Contributions applicable to the First Year Acquisitions in the aggregate; and

WHEREAS, Starwood and PSF I GP are willing, on the terms provided herein, to agree to establish a maximum aggregate Capital Contribution limit for JVP with respect to assets constituting the First Year Acquisitions.

NOW, THEREFORE, in consideration of the foregoing, Starwood, JVP and PSF I GP agree as follows:

1.                                      Exhibit B of the Original Agreement is hereby amended to include the defined

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terms “Second Acquisition”, “Third Acquisition” and “First Year Acquisitions” as such terms are defined in the recitals of this Amendment.

2.                                      The third sentence in Section 5.2(a) of the Original Agreement is hereby deleted and replaced in its entirety with the following:

“Notwithstanding the needs of the Partnership and with respect to the aggregate assets constituting the First Year Acquisitions only, in no event (other than as set forth in Section 9.14) shall JVP be required to make aggregate Capital Contributions in excess of an aggregate of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (such maximum aggregate Capital Contributions amount by JVP, the “JVP Cap”) and the provisions of Section 5.2(b) shall not apply to contributions made by Starwood after JVP has reached the JVP Cap; provided, however, that the foregoing JVP Cap and suspension of Section 5.2(b) shall not apply with respect to investments in Investment Opportunities subsequent to the First Year Acquisitions and the that have been approved by JVP and Starwood, in their respective sole discretion.”

3.              Other than as set forth in this Amendment, the terms and provisions of the Original Agreement shall remain unmodified and in full force and effect.

4.              This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each such counterpart may be delivered in PDF format.

5.              This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of Delaware.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

PARTNERS:

SRP PRIMESTAR, L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Signature

PRIME ASSET FUND VI, LLC, a Delaware limited liability company

By:	/s/ Bruce Korman
Bruce Korman
Managing Director

PRIMESTAR FUND I GP, L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Authorized Signature

Signature Page to Second Amendment to Limited Partnership Agreement of PrimeStar Fund I, L.P.